UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

☒	Filed by the Registrant

☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

KOHL’S CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 15, 2014

To Our Shareholders:

The Annual Meeting of Shareholders of Kohl’s Corporation will be held at the Pilot House at Pier Wisconsin, 500 N. Harbor Drive, Milwaukee, Wisconsin 53202, on May 15, 2014, at 1:00 p.m. local time, for the following purposes:

1.	To elect the ten individuals nominated by our Board of Directors to serve as Directors for a one-year term and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015;

3.	To hold an advisory vote to approve the compensation of our named executive officers;

4.	To consider and vote upon the shareholder proposals described below, if properly presented at the meeting; and

5.	To consider and act upon any other business that may properly come before the meeting or any adjournment thereof.

PLEASE NOTE: The meeting is expected to last less than 30 minutes.

Only shareholders of record at the close of business on March 12, 2014 are entitled to notice of and to vote at the meeting.

We are pleased to once again take advantage of the Securities and Exchange Commission’s rules that allow companies to furnish their proxy materials over the Internet. We believe that this e-proxy process expedites shareholders’ receipt of proxy materials and has lowered the costs and reduced the environmental impact of our Annual Meeting of Shareholders. Accordingly, we will mail to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached proxy statement and our Annual Report on Form 10-K via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials and the attached proxy statement also contain instructions on how you can receive a paper copy of the proxy materials.

The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders beginning on or about March 28, 2014.

You are cordially invited to attend the Annual Meeting of Shareholders in person. Your vote is important no matter how large or small your holdings may be. Please vote as soon as possible in one of these three ways, whether or not you plan to attend the meeting:

•	Visit the website shown on your Notice of Internet Availability of Proxy Materials (www.proxyvote.com) to vote over the Internet;

•	Use the toll-free telephone number provided on the voting website (www.proxyvote.com) to vote over the telephone; or

•	If you have received a printed proxy card, you may complete, sign, date and return your proxy card by mail.

If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the Annual Meeting of Shareholders and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 15, 2014: The 2013 Annual Report on Form 10-K and proxy statement of Kohl’s Corporation are available at www.proxyvote.com.

By Order of the Board of Directors

Richard D. Schepp
Secretary

Menomonee Falls, Wisconsin

March 24, 2014

KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 15, 2014

GENERAL INFORMATION ABOUT THESE MATERIALS

This proxy statement describes matters on which we would like you, as a shareholder, to vote at our 2014 Annual Meeting of Shareholders. It also gives you information on these matters so that you can make informed decisions. You are receiving notice because our records indicate that you owned shares of our common stock at the close of business on March 12, 2014. Our Board of Directors has chosen March 12, 2014 as the “record date” for the meeting, which is the date used to determine which shareholders will be able to attend and vote at the meeting.

Our Board of Directors is soliciting your proxy to be used at the meeting. When you complete the proxy, you appoint two of our officers, Richard D. Schepp and Kevin Mansell, as your representatives at the meeting. These individuals will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to vote your shares in advance of the meeting just in case your plans change. The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders beginning on or about March 28, 2014.

QUESTIONS AND ANSWERS

ABOUT OUR 2014 ANNUAL MEETING OF SHAREHOLDERS

When and where will the meeting take place?

The Annual Meeting of Shareholders will be held on Thursday, May 15, 2014, at 1:00 p.m., local time, at the Pilot House at Pier Wisconsin, 500 N. Harbor Drive, Milwaukee, Wisconsin 53202. Registration begins at 12:30 p.m.

How long is the meeting expected to last?

The meeting is expected to last less than 30 minutes.

What is the purpose of the meeting?

At the Annual Meeting of Shareholders, you will be asked to vote on the following matters:

•	the election of the ten individuals nominated by our Board of Directors to serve as Directors for a one-year term and until their successors are duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015;

•	an advisory vote on the approval of the compensation of our named executive officers;

•	the shareholder proposals described below, if properly presented at the meeting; and

•	any other business that may properly come before the meeting or any adjournment of the meeting.

Could other matters be decided at the meeting?

Our Bylaws require prior notification of a shareholder’s intent to request a vote on other matters at the meeting. The deadline for notification has passed, and we are not aware of any other matters that could be brought before the meeting. However, if any other business is properly presented at the meeting, your completed proxy gives authority to Richard D. Schepp and Kevin Mansell to vote your shares on such matters at their discretion.

Who is entitled to attend the meeting?

All shareholders who owned our common stock at the close of business on March 12, 2014 (which is called the record date for the meeting) or their duly appointed proxies, may attend the meeting.

Who is entitled to vote at the meeting?

All shareholders who owned our common stock at the close of business on the record date are entitled to attend and vote at the meeting and at any adjournment of the meeting.

How many votes do I have?

Each share of our common stock outstanding on the record date is entitled to one vote on each of the ten Director nominees and one vote on each other matter.

How many votes must be present to hold the Annual Meeting of Shareholders?

The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether there is a quorum. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have the necessary voting power for that particular item and has not received instructions from the beneficial owner. In order for us to determine that enough votes will be present to hold the meeting, we urge you to vote in advance by proxy even if you plan to attend the meeting.

How many votes may be cast by all shareholders?

A total of 208,557,520 votes may be cast at the meeting, consisting of one vote for each share of our common stock outstanding on the record date.

How do I vote?

You may vote in person at the meeting or vote by proxy as described below.

Whether or not you intend to attend the meeting, you can vote by proxy in three ways:

•	Visit the website shown on your Notice of Internet Availability of Proxy Materials (www.proxyvote.com) to vote over the Internet;

•	Use the toll-free telephone number provided on the voting website (www.proxyvote.com) to vote over the telephone; or

•	If you have received a printed proxy card, you may complete, sign, date and return your proxy card by mail.

If you vote by proxy, your shares will be voted at the meeting in the manner you indicate. If you sign and return your proxy card, but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

May I change or revoke my vote after I submit my proxy?

Yes. To change your vote previously submitted by proxy, you may:

•	cast a new vote by mailing a new proxy card with a later date;

•	cast a new vote by calling the toll-free telephone number provided on the voting website (www.proxyvote.com);

•	cast a new vote over the Internet by visiting the voting website (www.proxyvote.com); or

•	if you hold shares in your name, attend the Annual Meeting of Shareholders and vote in person.

If you wish to revoke rather than change your vote, written revocation must be received by our corporate Secretary prior to the meeting.

What are the Board’s voting recommendations?

Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy will vote in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends a vote:

•	FOR the election of the ten nominees named under the caption “ITEM ONE — ELECTION OF DIRECTORS” to serve as Directors (see page 18);

•

FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015 (see “ITEM TWO — RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” on page 67);

•	FOR the approval of the compensation of our named executive officers (see “ITEM THREE — ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS” on page 68);

•	AGAINST the shareholder proposal on Executives to Retain Significant Stock (see “ITEM FOUR — SHAREHOLDER PROPOSAL” on page 69); and

•	AGAINST the shareholder proposal on Annual Report on the Costs, Benefits and Scientific Support for Sustainability Initiatives (see “ITEM FIVE — SHAREHOLDER PROPOSAL” on page 71)

How many votes will be required to approve each of the proposals?

•

ITEM ONE: Our Board of Directors has instituted a majority vote requirement for the election of Directors in uncontested elections. This means that a Director nominee will be elected if the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee. If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone but abstain from voting on any of the nominees, your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

•

ITEMS TWO, THREE, FOUR, and FIVE: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, the advisory vote on approval of the compensation of our named executive officers and each of the shareholder proposals will be approved if the number of votes cast “for” that proposal exceeds the number of votes cast “against” it. If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone but abstain from voting on any of these proposals, your shares will be counted as present for purposes of determining whether there is a quorum, but will have no effect on the outcome of such proposal or proposals.

What if I do not indicate my vote for one or more of the matters on my proxy?

If you return a signed proxy card or otherwise complete your voting by proxy over the Internet or over the telephone without indicating your vote on a matter to be considered at the Annual Meeting of Shareholders, your shares will be voted in accordance with the Board of Directors’ recommendations described above. In the event any other matters are brought before the meeting, Richard D. Schepp and Kevin Mansell will vote your shares on such matters at their discretion.

What happens if I do not vote by proxy?

If you do not vote by proxy, the shares held in your name will not be voted unless you vote in person at the meeting. If you hold your shares through a broker and you do not provide your broker with specific instructions, your shares may be voted with respect to certain proposals at your broker’s discretion. If the broker does not vote those shares, those broker non-votes will have no effect on the outcome of any of the proposals.

How can I attend the Annual Meeting of Shareholders?

Only shareholders as of the close of business on the record date, March 12, 2014, may attend the Annual Meeting of Shareholders. To be admitted to the meeting, you will be required to present photo identification and an admission ticket or proof of ownership of your shares as of the record date, such as a letter or account statement from your bank or broker.

IF YOU DO NOT HAVE AN ADMISSION TICKET (OR PROOF OF OWNERSHIP) AND VALID PICTURE IDENTIFICATION, YOU WILL NOT BE ADMITTED TO THE MEETING.

The use of cameras, recording devices and other electronic devices at the meeting is prohibited, and such devices will not be allowed in the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while you may bring these phones into the venue, you may not use the camera function at any time.

What happens if the Annual Meeting of Shareholders is postponed or adjourned?

If the meeting is postponed or adjourned, your proxy will remain valid and may be voted when the meeting is convened or reconvened. You may change or revoke your proxy as set forth above under the caption “May I change or revoke my vote after I submit my proxy?”

Will our independent registered public accounting firm participate in the meeting?

Yes. Our independent registered public accounting firm is Ernst & Young LLP. A representative of Ernst & Young LLP will be present at the meeting, and will be available to make a statement or answer any appropriate questions you may have.

Are members of the Board of Directors required to attend the meeting?

While the Board has not adopted a formal policy regarding Director attendance at annual shareholder meetings, Directors are encouraged to attend. Five of our then twelve Directors attended the 2013 Annual Meeting of Shareholders.

Who will pay the expenses incurred in connection with the solicitation of my vote?

We pay all costs and expenses related to preparation of these proxy materials and solicitation of your vote. We also pay all Annual Meeting of Shareholder expenses. In addition to soliciting proxies by mail, we may solicit proxies by telephone, personal contact, and electronic means. None of our Directors, officers, or employees will be specially compensated for these activities. We have hired Morrow & Co., LLC to assist with the solicitation of proxies for a fee of $8,500 plus reimbursement for out-of-pocket expenses. We also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock, but we will not pay any compensation for their services.

Can I view these proxy materials electronically?

Yes. You may view our 2014 proxy materials at www.proxyvote.com. You may also use our websites at www.kohls.com or www.kohlscorporation.com to view all of our filings with the Securities and Exchange Commission (the “Commission”), including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended February 1, 2014.

How can I receive copies of Kohl’s year-end Securities and Exchange Commission filings?

We will furnish without charge to any shareholder who requests in writing, a copy of this proxy statement and/or our Annual Report on Form 10-K, including financial statements, for the fiscal year ended February 1, 2014, as filed with the Commission. Any such request should be directed to Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051, Attention: Investor Relations.

How do shareholders submit proposals for Kohl’s 2015 Annual Meeting of Shareholders?

You may present matters for consideration at our next Annual Meeting of Shareholders either by having the matter included in our proxy statement and listed on our proxy or by conducting your own proxy solicitation.

To have your proposal included in our proxy statement and listed on our proxy for the 2015 Annual Meeting of Shareholders, we must receive your proposal by November 24, 2014. You may submit your proposal in writing to: Corporate Secretary, Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051. You may submit a proposal only if you have continuously owned at least $2,000 worth of our common stock for at least one year before you submit your proposal, and you must continue to hold this level of stock through the date of the 2015 Annual Meeting of Shareholders.

If you decide to conduct your own proxy solicitation, you must provide us with written notice of your intent to present your proposal at the 2015 Annual Meeting of Shareholders in accordance with our Bylaws, and the written notice must be received by us by January 15, 2015. If you submit a proposal for the 2015 Annual Meeting of Shareholders after that date, your proposal cannot be considered at the meeting.

QUESTIONS AND ANSWERS

ABOUT OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

What is the makeup of the Board of Directors and how often are members elected?

Our Board of Directors currently has ten members. Each Director stands for election every year.

How often did the Board of Directors meet in fiscal 2013?

The full Board of Directors formally met five times during fiscal 2013 and otherwise accomplished its business through the work of the committees described below or otherwise without formal meetings. Each incumbent Director attended at least 75% of the meetings of the Board and of the standing committees for which he or she was a member during fiscal 2013.

Do the non-management Directors meet in regularly scheduled executive sessions?

Yes. The non-management members of our Board of Directors meet in regularly scheduled executive sessions without any members of management present. Our Board of Directors, upon the recommendation of the Governance & Nominating Committee, appointed Mr. Watson as the independent “Lead Director” for fiscal 2013. In this capacity, Mr. Watson presided over the meetings of non-management Directors.

Has the Board of Directors adopted written Corporate Governance Guidelines?

Yes. Our Board has adopted written Corporate Governance Guidelines. To view these guidelines, access www.kohlscorporation.com, then “Investor Relations,” then “Corporate Governance,” then “Corporate Governance Guidelines.” Paper copies will be provided to any shareholder upon written request.

How does the Board determine which Directors are independent?

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual Director satisfies all of the independence standards of the New York Stock Exchange, as such standards may be amended from time to time, and also that the Director has no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which would be inconsistent with a finding of independence.

Which Directors have been designated as independent?

Based on the analysis described below on page 22 under the caption “Independence Determinations & Related Person Transactions,” the Board affirmatively determined that eight of the ten Directors that will continue to serve on the Board following the Annual Meeting of Shareholders are independent: Peter Boneparth, Steven A. Burd, Dale E. Jones, John E. Schlifske, Frank V. Sica, Stephanie A. Streeter, Nina G. Vaca and Stephen E. Watson. The Board has determined that Peter M. Sommerhauser is not an independent Director because he is a shareholder with the law firm Godfrey & Kahn, S.C. which provides legal services to us. Kevin Mansell is not an independent Director because of his employment as our Chairman, President and Chief Executive Officer.

Does the Board of Directors Have a Process for Reviewing and Approving Related Party Transactions?

Yes. The Board of Directors recognizes that related party transactions can present a heightened risk of conflicts of interest. Accordingly, as a general matter, and consistent with our written code of ethics, our Directors, senior officers and their respective immediate family members are to avoid any activity, interest, or relationship that would create, or might appear to others to create, a conflict with the interests of Kohl’s. The

Governance & Nominating Committee, which is comprised solely of independent Directors, reviews all related-party transactions and relationships involving a Director or any senior officer. To help identify related-party transactions and relationships, each Director and senior officer completes an annual questionnaire that requires the disclosure of any transaction or relationship that the person, or any member of his or her immediate family, has or will have with Kohl’s. Kohl’s Legal Department conducts a review of our financial records to determine if a Director or executive officer, or a company with which a Director or executive officer is affiliated, received any payments from Kohl’s or made any payments to Kohl’s that could have arisen as a result of a related party transaction during the fiscal year. On an annual basis, or as circumstances may otherwise warrant, the Governance & Nominating Committee reviews and approves, ratifies or rejects any transaction or relationship with a related party that is identified. In approving, ratifying or rejecting a related-party transaction or relationship, the Governance & Nominating Committee considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to Kohl’s. Transactions and relationships that are determined to be directly or indirectly material to Kohl’s or a related person are disclosed in Kohl’s proxy statement.

The Board of Directors’ processes with respect to review and approval or ratification of related-party transactions are in writing and have been incorporated into the Charter of the Governance & Nominating Committee of the Board of Directors.

What are the standing committees of the Board?

Our Board of Directors has three standing committees: the Audit Committee, the Governance & Nominating Committee and the Compensation Committee.

Who are the members of the standing committees?

As of February 1, 2014, the members of our Board of Directors’ standing committees were:

Committee	Members	Chairperson

Audit Committee	John Schlifske Stephanie A. Streeter Nina G. Vaca Stephen E. Watson	Stephen E. Watson

Governance & Nominating Committee	Peter Boneparth Dale E. Jones John E. Schlifske Frank V. Sica Stephanie A. Streeter Nina G. Vaca Stephen E. Watson	Stephanie A. Streeter

Compensation Committee	Peter Boneparth Dale E. Jones Frank V. Sica	Frank V. Sica

While Mr. Burd previously served on both the Compensation and Governance & Nominating Committees, he stepped off both Committees in February 2014 in light of his expected involvement in discussions with respect to forming a potential relationship between Kohl’s and Burd Health LLC.

Are all of the members of the standing committees independent?

Yes. All members of each of the standing committees have been deemed independent by the Board of Directors.

Do all of the standing committees operate under a written charter?

Yes. The charters of each of the standing committees are available for viewing by accessing our website at www.kohlscorporation.com, then “Investor Relations,” then “Corporate Governance.” Paper copies will be provided to any shareholder upon written request.

What are the functions of the standing committees?

Audit Committee

It is the responsibility of the Audit Committee to assist the Board of Directors in its oversight of our financial accounting and reporting practices. The specific duties of the Audit Committee include:

•	monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance;

•	selecting our independent registered public accounting firm;

•	monitoring the independence and performance of our independent registered public accounting firm and internal auditing functions;

•	providing oversight and guidance to management with respect to management’s enterprise risk assessment and risk mitigation processes; and

•	providing an avenue of communication among the independent registered public accounting firm, management, the internal auditing functions and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent registered public accounting firm as well as any of our employees. The Audit Committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Board has determined that each member of the Audit Committee is “financially literate,” as that term is defined under New York Stock Exchange rules, and qualified to review and assess financial statements. The Board has also determined that more than one member of the Audit Committee qualifies as an “audit committee financial expert,” as defined by the Commission, and has specifically designated Stephen E. Watson, Chairman of the Audit Committee, as an audit committee financial expert. Each member of the Audit Committee is also “independent” as that term is defined under the rules of both the Commission and the New York Stock Exchange.

Governance & Nominating Committee

The duties of the Governance & Nominating Committee are to provide assistance to the Board of Directors in the selection of candidates for election and re-election to the Board and its committees; advise the Board on corporate governance matters and practices, including developing, recommending, and thereafter periodically reviewing the Corporate Governance Guidelines and principles applicable to us; and coordinate an annual evaluation of the performance of the Board and each of its standing committees.

Compensation Committee

The duties of the Compensation Committee are to discharge the Board’s responsibilities related to compensation of our Directors and officers, as well as those with respect to our general employee compensation and benefit policies and practices to ensure that they meet corporate objectives. The Compensation Committee has overall responsibility for evaluating and approving our executive officer benefits, incentive compensation, equity based or other compensation plans, policies and programs. The Compensation Committee also approves goals for incentive plans and evaluates performance against these goals. Furthermore, the Compensation Committee regularly and actively reviews and evaluates our executive management succession plans and makes recommendations to the Board with respect to succession planning issues. The Compensation Committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. Further information regarding the Compensation Committee’s processes and procedures for the consideration of executive and Director compensation is included in the Compensation Discussion & Analysis section of this proxy statement.

How many times did each standing committee meet in fiscal 2013?

During fiscal 2013, the Audit Committee formally met eight times. The Compensation Committee formally met five times. The Governance & Nominating Committee formally met three times. Each of the committees otherwise accomplished their business without formal meetings.

Are there currently any other committees of the Board of Directors?

The Board of Directors has also established an Executive Committee, the primary function of which is to act on behalf of the Board of Directors in the intervals between the Board’s meetings. The Executive Committee may not, however, take any actions that: (a) are prohibited by applicable law or our Articles of Incorporation or Bylaws, or (b) are required by law or by rule of the New York Stock Exchange to be performed by a committee of independent Directors, unless the composition of the Executive Committee complies with such law or rule. As of February 1, 2014, the members of the Executive Committee were:

•	Steven A. Burd

•	Kevin Mansell

•	Frank V. Sica

•	Peter M. Sommerhauser

•	Stephen E. Watson

What is the leadership structure of Kohl’s Board of Directors and why has this structure been chosen?

The Board of Directors has no formal policy on separation of the position of Chairman of the Board and Chief Executive Officer. However, recognizing shareholder sentiment as expressed in a vote on a shareholder proposal brought before our 2013 Annual Meeting of Shareholders, the Board intends to appoint a Chairman that has not previously served as an executive officer of Kohl’s whenever possible. Based on the recommendations within the previous shareholder proposal and many subsequent discussions with our largest shareholders representing a significant percentage of outstanding shares, the foregoing shall apply with respect to the appointment of any new Chairman or if any then-current Chairman shall become an executive officer of Kohl’s, but shall not apply: (i) until such time as Mr. Mansell retires or otherwise ceases to serve as Chairman of the Board; (ii) if such an appointment would violate any pre-existing contractual obligation of Kohl’s; or (iii) to the extent the then-current members of the Board determine that such an appointment would not be consistent with the Board’s fiduciary obligations to our shareholders. In accordance with its fiduciary duties, the Board will periodically make a determination as to the appropriateness of its policies in connection with the recruitment and succession of the Chairman and Chief Executive Officer.

To further strengthen the Board’s governance structure, our Corporate Governance Guidelines provide for an independent Lead Director to be elected annually by the independent Directors. The role of our Lead Director closely parallels the role of an independent chairman. Specifically, our independent Lead Director:

•	presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management Directors;

•	serves as liaison between the Chairman and the independent Directors;

•	approves information sent to the Board;

•	approves meeting agendas for the Board;

•	approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	has the authority to call meetings of the independent Directors; and

•	is available for consultation and direct communication with major shareholders upon request.

We believe that the existence of an independent Lead Director with this scope of responsibilities supports strong corporate governance principles and allows the Board to effectively fulfill its fiduciary responsibilities to our shareholders.

Moreover, we have adopted strong and effective corporate governance policies and procedures to promote effective and independent corporate governance. Among these policies and procedures are the following:

•	The Board is composed of a majority of independent Directors, as determined under the standards of the New York Stock Exchange;

•	The Board’s Audit Committee, Compensation Committee and Governance & Nominating Committee are composed solely of independent Directors;

•

Non-management Directors meet privately in executive sessions presided over by the Lead Director in conjunction with each regular Board meeting — following these executive sessions, the Lead Director provides the Board’s guidance and feedback to the Chairman;

•	Independent Directors communicate regularly with the Lead Director and the Chairman regarding appropriate Board agenda topics and other Board related matters; and

•	All Board members have complete access to management and outside advisors, so the Chairman is not the sole source of information for the Board.

How Does Kohl’s Manage Risk and What is the Board’s Role in the Risk Management Processes?

We have developed a robust enterprise risk management program that is driven by management and overseen by the Board’s Audit Committee, with progress reports given periodically to the full Board. Our enterprise risk management program was designed to monitor Kohl’s ongoing progress in managing the potential impact of key regulatory, operational, financial and reputational risks across the organization. Management has compiled a comprehensive list of enterprise risks. These risks have been prioritized based upon the potential financial and reputational damage posed by each risk. A member of senior management has been assigned as the “owner” of each risk based upon who is most likely to be able to impact the effects of that particular risk. Each risk owner has been required to develop action plans to reduce, mitigate or eliminate the risk, identify barriers to risk reduction efforts, and establish key metrics to objectively measure the impacts of risk management efforts. A risk management committee has been formed among key senior managers from across our company to actively review each risk owner’s progress toward reduction, mitigation or elimination of each particular risk. The risk management committee meets regularly to review the status of risk management efforts directed toward each identified risk element. Our principal officers are periodically updated on the status of all risk management efforts, and are regularly consulted for additional direction.

Pursuant to its charter, the Board’s Audit Committee actively oversees and monitors our enterprise risk management program. The Board receives a full annual status report on all of our risk management activities. Between these annual reports, the Audit Committee receives regular updates from members of senior management on various elements of material risk. Some of these reports are scheduled because of their particular significance, and others may be scheduled at the request of any Audit Committee member for any reason. These reports are given by the appropriate risk owner within the organization to enable the Audit Committee members to understand our risk identification, risk management and risk mitigation strategies, and to provide regular feedback and general direction to management. Following each of these updates, the Audit Committee Chairman reports on the discussion to the full Board during the committee reports portion of the next full Board meeting.

On an annual basis, the full Board also receives a comprehensive update on our current risk profile and our activities related to the enterprise risk management program. This enables all members of the Board to understand our overall risk profile and efforts being made to reduce, mitigate or eliminate each element of risk.

How does the Board identify and evaluate nominees for Director?

The Governance & Nominating Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected due to retirement or otherwise, and whether the Board is comprised of individuals with the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively. To assist in these considerations, the Board periodically performs a comprehensive skills assessment to determine which particular skills or areas of expertise would most help the Board of Directors carry out its significant responsibilities. In the event that vacancies are anticipated or otherwise arise, the Governance & Nominating Committee utilizes a variety of methods for identifying and evaluating Director candidates that would best satisfy areas of opportunity identified during the course of the skills assessment. Candidates may come to the attention of the Committee through current Directors, members of management, eligible shareholders or other persons. From time to time, the Governance & Nominating Committee may also engage a search firm to assist in identifying potential Board candidates, although such a firm was not used to identify any of the nominees for Director proposed for election at the 2014 Annual Meeting of Shareholders. Once the Committee has identified a prospective nominee, the Committee carefully evaluates the nominee’s potential contributions in providing advice and guidance to the Board and management.

What are the minimum required qualifications for Directors?

Members of the Board and Director nominees must share with the other Directors the following attributes:

•	Unquestionable ethics and integrity;

•	A demonstrated record of success, leadership and solid business judgment;

•	Intellectual curiosity;

•	Strong reasoning skills;

•	Strong strategic aptitude;

•	Independence and objectivity — willingness to challenge the status quo;

•	A demonstrated record of social responsibility;

•	A commitment to enhancing long-term shareholder value;

•	A willingness to represent the interests of all of our shareholders;

•	A willingness and ability to spend sufficient time to carry out their duties; and

•	A good cultural fit with Kohl’s and the Board.

Does Kohl’s have a formal diversity policy for Directors?

The Board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, special training, race, age, gender, national origin and viewpoints.

How does the Board evaluate Director candidates recommended by shareholders?

The Governance & Nominating Committee evaluates shareholder nominees in the same manner as any other nominee. Pursuant to procedures set forth in our Bylaws, our Governance & Nominating Committee will consider shareholder nominations for Directors if we receive timely written notice, in proper form, of the intent to make a nomination at an Annual Meeting of Shareholders. To be timely for the 2015 Annual Meeting of

Shareholders, the notice must be received within the time frame discussed above on page 5 under the heading “How do shareholders submit proposals for Kohl’s 2015 Annual Meeting of Shareholders?” To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a Director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee. Among other things, a shareholder proposing a Director nomination must disclose any hedging, derivative or other complex transactions involving our common stock to which the shareholder is a party. These requirements are detailed in our Bylaws, a copy of which will be provided to you upon written request.

How are Directors compensated?

Pursuant to our Non-Employee Director Compensation Program, Directors who are not our employees or employees of our subsidiaries received an annual retainer fee of $100,000. The independent Lead Director received an additional retainer fee of $15,000. Chairpersons of the Compensation Committee and the Audit Committee received an additional $20,000 retainer fee, and the Chairperson of the Governance & Nominating Committee received an additional $10,000 retainer fee. Non-employee Directors also received retainer fees for membership on the Compensation, Audit and Executive Committees. Committee member retainers are $10,000 for Compensation Committee members and $15,000 for Audit Committee and Executive Committee members. Directors received no additional compensation for participation in Board of Directors’ or committee meetings. Directors are, however, reimbursed for travel and other expenses related to attendance at these meetings as well as travel and other expenses related to attendance at educational seminars approved in advance by the Governance & Nominating Committee.

Equity awards are granted to non-employee Directors from time to time pursuant to our 2010 Long Term Compensation Plan. These grants are typically made following a Director’s initial election to the Board and each time the Director is re-elected by the shareholders to serve a new term. The annual awards, which are comprised of restricted shares, typically have a “grant date fair value” of approximately $100,000, calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R). Accordingly, each of the non-employee Directors that were re-elected to the Board at the 2013 Annual Meeting of Shareholders received a grant of 1,922 restricted shares. The restricted shares vest on the first anniversary of the date of grant. Prior to the vesting of the restricted shares, the recipients have the right to vote the shares, to receive and retain all regular dividends paid or distributed in respect of the shares (paid in “dividend units” that vest with the underlying shares), assuming full reinvestment of all such dividends, and have all other rights as a holder of outstanding shares of our stock.

Director Compensation Table

The following table provides each element of compensation paid or granted to each non-employee Director for services rendered during fiscal 2013. Retainer fees are paid on a quarterly basis in arrears, so some of the retainer fees in this table may have been paid in the first quarter of fiscal 2014 for services rendered in fiscal 2013.

	Fees Earned or Paid in Cash $	Stock Awards $(2)	Total $
Peter Boneparth	$110,000	$100,002	$210,002
Steven A. Burd	$125,000	$100,002	$225,002
John F. Herma(1)	$28,750	—	$28,750
Dale E. Jones	$110,000	$100,002	$210,002
William S. Kellogg(1)	$28,750	—	$28,750
John E. Schlifske	$115,000	$100,002	$215,002
Frank V. Sica	$145,000	$100,002	$245,002
Peter M. Sommerhauser	$115,000	$100,002	$215,002
Stephanie A. Streeter	$125,000	$100,002	$225,002
Nina G. Vaca	$115,000	$100,002	$215,002
Stephen E. Watson	$165,000	$100,002	$265,002

(1)

Messrs. Herma and Kellogg did not stand for re-election to the Board of Directors at the 2013 Annual Meeting of Shareholders. The Board of Directors determined that following the 2013 Annual Meeting of Shareholders, the size of the Board would be reduced to ten members.

(2)

The amounts shown represent the aggregate grant date fair value for awards granted in 2013, computed in accordance with FASB ASC Topic 718 (formerly FAS 123(R)). Each Director who was re-elected to the Board of Directors at the 2013 Annual Meeting of Shareholders was awarded 1,922 restricted shares. For a discussion of the valuation assumptions used for all stock-based awards, see Note 7 to our fiscal 2013 audited financial statements included in our Annual Report on Form 10-K.

As of February 1, 2014, the aggregate number of vested and unvested stock options and unvested shares of restricted stock held by each incumbent non-employee Director were as follows:

	Number of Securities Underlying Unexercised Options		Number of Unvested Shares of Restricted Stock(1)
	Vested	Unvested
Mr. Boneparth	17,926	—	1,961
Mr. Burd	25,126	—	1,961
Mr. Jones	17,926	—	1,961
Mr. Schlifske	7,784	—	1,961
Mr. Sica	21,626	—	1,961
Mr. Sommerhauser	25,126	—	1,961
Ms. Streeter	21,626	—	1,961
Ms. Vaca	13,753	—	1,961
Mr. Watson	29,126	—	1,961

(1)	Includes accrued but unvested dividend equivalent shares.

Are Directors required to own Kohl’s stock?

We believe that Director stock ownership is important to align the interests of our Directors with those of our shareholders. Each non-management member of the Board of Directors is expected to hold a minimum of

7,300 shares of Kohl’s stock, including shares of restricted stock, but not including any vested or unvested stock options. This ownership level is to be achieved by the fifth anniversary of the Director’s initial election to the Board. All Directors will be in compliance with this requirement as of the date of the 2014 Annual Meeting of Shareholders.

The number of shares set forth above will be revisited from time to time by the Governance & Nominating Committee, with the intention of requiring Directors to own Kohl’s stock with a value of approximately three times the amount of the Directors’ average annual cash retainer. A Director is not permitted to sell any stock, either through the exercise of stock options or otherwise, until he or she attains the above-referenced ownership level.

Do you have a written Code of Ethics?

Yes. Our Board of Directors, through its Governance & Nominating Committee, has adopted a code of ethical standards that describes the ethical and legal responsibilities of all of our employees and, to the extent applicable, members of our Board of Directors. This code includes (but is not limited to) the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. We provide educational seminars with respect to the code for all of our employees, and all employees agree in writing to comply with the code at the time they are hired and periodically thereafter. Our employees are encouraged to report suspected violations of the code through various means, including through the use of an anonymous toll-free hotline. This code, known as “Kohl’s Ethical Standards and Responsibilities” can be viewed on our website by accessing www.kohlscorporation.com, then “Investor Relations,” then “Corporate Governance,” then “Code of Ethics.” We intend to satisfy our disclosure requirements under Item 5.05 of Form 8-K, regarding any amendments to, or waiver of, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer or our Directors by posting such information at this location on our website. Paper copies of the code of ethics will be provided to any shareholder upon written request.

How can I obtain copies of your corporate governance documents?

You may obtain a copy of our Corporate Governance Guidelines, our Code of Ethics and the charters for each of the committees of our Board of Directors on our website at www.kohlscorporation.com, under the section entitled “Investor Relations,” or by contacting our Investor Relations staff by e-mail at investor.relations@kohls.com or by mail at N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051.

How can I communicate with members of the Board of Directors?

You may contact any member of the Board of Directors, including the independent Lead Director, as follows (these instructions are also available on our website):

Write to our Board of Directors or Lead Director Stephen E. Watson:

Kohl’s Board of Directors

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Or

E-mail our Board of Directors or Lead Director Stephen E. Watson:

directors@kohls.com

Questions or concerns related to financial reporting, internal accounting or auditing matters may be sent to governance@kohls.com.

All questions or concerns will be forwarded to the appropriate members of management or the Board of Directors. Correspondence related to accounting, internal controls or auditing matters is immediately brought to the attention of our Internal Audit Department and, if appropriate, to the Audit Committee of the Board of Directors. The Audit Committee receives a quarterly recap of all communications received through any of the above-referenced channels.

All such communications are treated confidentially. You can remain anonymous when communicating your concerns.

When do your fiscal years end?

Consistent with many other retail companies, our fiscal year ends on the Saturday closest to January 31. References in this proxy statement to a “fiscal year” are to the calendar year in which the fiscal year begins. For example, the fiscal year ended February 1, 2014 is referred to as “fiscal 2013”.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of February 1, 2014 (unless otherwise noted) by:

•	each of our Directors and nominees;

•	each of our named executive officers;

•	all of our executive officers, Directors and nominees as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. The beneficial ownership includes shares owned by the individual in his or her 401(k) Plan account. Indicated options are all exercisable within sixty days of February 1, 2014.

Name of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Peter Boneparth	28,797	(1)	*

Steven A. Burd	44,942	2)	*

Dale E. Jones	23,797	(3)	*

John E. Schlifske	11,895	(4)	*

Frank V. Sica	52,650	(5)	*

Peter M. Sommerhauser	3,807,548	(6)	1.8%

Stephanie A. Streeter	30,011	(7)	*

Nina G. Vaca	21,192	(8)	*

Stephen E. Watson	36,497	(9)	*

Kevin Mansell	1,779,812	(10)	*

Donald A. Brennan	704,485	(11)	*

Michelle Gass	164,586	12)	*

Wesley S. McDonald	288,521	(13)	*

Richard D. Schepp	407,069	(14)	*

All Directors and executive officers as a group (16 persons)	7,855,972	15)	3.7%

Blackrock, Inc.	11,777,955	(16)	5.5%
40 East 52nd Street New York, NY 10022
State Street Corporation	10,883,029	(17)	5.1%
1 Lincoln Street Boston, MA 02111
T. Rowe Price Associates, Inc.	24,428,185	(18)	11.4%
100 E. Pratt Street Baltimore, MD 21202

*	Less than 1%.
(1)	Includes 1,961 unvested restricted shares and 17,926 shares represented by stock options.
(2)	Includes 1,961 unvested restricted shares and 25,126 shares represented by stock options.
(3)	Includes 1,961 unvested restricted shares and 17,926 shares represented by stock options.
(4)	Includes 1,961 unvested restricted shares and 7,784 shares represented by stock options.

(5)	Includes 14,628 shares held by Mr. Sica’s spouse, 1,961 unvested restricted shares and 21,626 shares represented by stock options.
(6)

Represents beneficial ownership as of March 13, 2014. Includes 423,269 shares held in trust for the benefit of the families of current and former Directors and executive officers of Kohl’s or in charitable foundations established by executive officers of Kohl’s for which Mr. Sommerhauser has sole or shared voting and investment power but no pecuniary interest. Includes 30,000 shares held in trusts for the benefit of Mr. Sommerhauser’s family as to which Mr. Sommerhauser has no voting or investment power. Includes 3,150 shares held by a charitable foundation for which Mr. Sommerhauser acts as president and a director, 26,010 shares held in trust for the benefit of Mr. Sommerhauser’s spouse, 1,961 unvested restricted shares and 25,126 shares represented by stock options. Also includes 3,271,974 shares held in trusts for the benefit of the families of current and former Directors and executive officers of Kohl’s for which Hampshire Trust LLC (“Hampshire”) serves as the trustee. Mr. Sommerhauser serves as an officer of Hampshire and shares voting and investment power over such shares with the other three officers of Hampshire.

(7)	Includes 1,961 unvested restricted shares and 21,626 shares represented by stock options.
(8)	Includes 1,961 unvested restricted shares and 13,753 shares represented by stock options.
(9)	Includes 1,961 unvested restricted shares and 29,126 shares represented by stock options.
(10)

Includes 340,562 shares held in trusts for the benefit of Mr. Mansell and his spouse, as to which Mr. Mansell or his spouse serves as co-trustee and have shared voting and investment power with Mr. Sommerhauser, 22,778 shares held by Mr. Mansell’s spouse, 144,234 unvested restricted shares, and 1,228,105 shares represented by stock options.

(11)	Includes 121,449 unvested restricted shares and 526,288 shares represented by stock options.
(12)	Consists of unvested restricted shares.
(13)	Includes 101,851 unvested restricted shares and 155,205 shares represented by stock options.
(14)	Includes 117,471 unvested restricted shares, 271,111 shares represented by stock options and 1,787 shares held in Mr. Schepp’s 401(k) account.
(15)	Includes 2,610,163 shares represented by stock options.
(16)

According to the Schedule 13G filed February 4, 2014 by Blackrock, Inc. (“Blackrock”), Blackrock was the beneficial owner of 11,777,955 shares of Kohl’s common stock as of December 31, 2013. The filing indicates that Blackrock has sole voting power with respect to 9,859,524 shares and sole dispositive power with respect to 11,753,837 shares.

(17)

According to the Schedule 13G filed February 3, 2014 by State Street Corporation (“State Street”), State Street was the beneficial owner of 10,883,029 shares of Kohl’s common stock as of December 31, 2013. The filing indicates that State Street has sole voting and sole dispositive power with respect to none of the shares.

(18)

According to the Schedule 13G filed February 12, 2014 by T. Rowe Price Associates, Inc. (“T. Rowe”), T. Rowe was the beneficial owner of 24,428,185 shares of Kohl’s common stock as of December 31, 2013. The filing indicates that T. Rowe has sole voting power with respect to 7,894,412 shares and sole dispositive power with respect to 24,385,835 shares.

ITEM ONE

ELECTION OF DIRECTORS

Our Articles of Incorporation provide that our Board of Directors shall consist of five to fifteen members. Our Board of Directors currently consists of ten members.

Under our Articles of Incorporation, our Board of Directors is elected annually to serve until the next Annual Meeting of Shareholders and until the Directors’ successors are duly elected and shall qualify. OUR BOARD OF DIRECTORS HAS INSTITUTED A MAJORITY VOTE REQUIREMENT FOR THE ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS. THIS MEANS THAT A DIRECTOR NOMINEE WILL BE ELECTED IF THE NUMBER OF VOTES CAST “FOR” THAT NOMINEE EXCEEDS THE NUMBER OF VOTES CAST “AGAINST” THAT NOMINEE. If you abstain from voting on any of the nominees, your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

You may vote for all, some or none of the ten nominees to be elected to the Board. However, you may not vote for more individuals than the number nominated. Unless you direct otherwise, your proxy will be voted for the election of the ten nominees described below. The Board of Directors has no reason to believe that any nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the size of the Board or may designate a substitute nominee, in which event the shares represented by your signed proxy will be voted for any such substitute nominee, unless you have given different instructions on the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

IF NO INSTRUCTIONS ARE SPECIFIED ON YOUR OTHERWISE PROPERLY COMPLETED

PROXY, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.

Information about Director Nominees

The Board of Directors and particularly its Governance & Nominating Committee regularly considers whether the Board is comprised of individuals with the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively. In making these considerations, the Board of Directors and its Governance & Nominating Committee has focused primarily on the information in each of the nominee’s individual biographies set forth below. These biographies are based upon information provided by each of the nominees. There are no family relationships between the nominees. Unless otherwise indicated, the nominees have had the indicated principal occupation for at least the past five years. The directorships listed for each nominee are those public company directorships that have been held by the nominee at any time during the past five years.

	Age	Director Since
Peter Boneparth	54	2008

Senior Advisor, Irving Place Capital Partners, a private equity group, since February 2009. Former President and Chief Executive Officer of Jones Apparel Group, a designer and marketer of apparel and footwear, from March 2002 to July 2007. Mr. Boneparth was a director of McNaughton Apparel Group, a producer of apparel, from April 1997 to July 2001 and of Jones Apparel Group a provider of apparel and footwear, from July 2001 to July 2007. He is currently a director of JetBlue Airways Corporation, a commercial airline.

The Governance & Nominating Committee believes Mr. Boneparth’s qualifications to serve on our Board of Directors include his experience as President and Chief Executive Officer of several large companies that specialize in the production and sale of apparel and footwear, his experience as a director of other public companies and his broad-based knowledge in the areas of retail sales, corporate finance, consumer products, and the design and manufacture of apparel and other products.

Steven A. Burd	64	2001

Principal member of Burd Health LLC, a company helping large self-insured employers reduce health-care costs, since 2013. Former Chairman, Chief Executive Officer and President of Safeway Inc., an operator of grocery store chains. Mr. Burd served as Safeway’s Chairman of the Board of Directors from 1998 until his retirement in May 2013, Chief Executive Officer from 1993 until his retirement in May 2013 and previously served as President from 1992 to 2012. He is currently a director of Blackhawk Network Holdings, Inc., a prepaid payment network offering a broad range of gift cards, other prepaid products and payment services.

The Governance & Nominating Committee believes Mr. Burd’s qualifications to serve on our Board of Directors include his experience as President, Chief Executive Officer and Chairman of the board of directors of a large retail company and his broad-based knowledge in the areas of retail operations, healthcare costs, corporate finance, accounting and marketing.

	Age	Director Since
Dale E. Jones	54	2008

President of Diversified Search, a leading executive search firm, since October 2013. Former Vice Chairman and partner of the CEO and Board Practice in the Americas at Heidrick and Struggles, from January 2009 to September 2013. Former Chief Executive Officer of PlayPumps International, a provider of children’s play equipment that also pumps water for African communities, from September 2007 to January 2009. During that same period, Mr. Jones also served as Executive Vice President of Revolution LLC, a venture capital firm. Mr. Jones held several executive leadership positions at Heidrick and Struggles from 1999 to 2007. Mr. Jones also serves on the Board of Trustees of Northwestern Mutual Life Insurance Company.

The Governance & Nominating Committee believes Mr. Jones’ qualifications to serve on our Board of Directors include his extensive experience as a senior advisor to chief executives and boards of directors in the areas of executive recruiting, succession planning and talent management, his experience as a director of another public company and his broad-based knowledge in the areas of consumer products, executive compensation and general human resources.

Kevin Mansell	61	1999

Our President since February 1999, our Chief Executive Officer since August 2008, and Chairman of the Board of Directors since September 2009. Mr. Mansell served as Executive Vice President — General Merchandise Manager from 1987 to 1998. He joined us in 1982.

The Governance & Nominating Committee believes Mr. Mansell’s qualifications to serve on our Board of Directors include his 38 years of retail experience, including 31 years with Kohl’s and 14 years as our President. His insight and direct knowledge of Kohl’s current operations and strategic opportunities within the retail industry is also invaluable.

John E. Schlifske	54	2011

Chairman, President and Chief Executive Officer of Northwestern Mutual Life Insurance Company since July 2013. Mr. Schlifske held a number of executive management positions at Northwestern Mutual Life Insurance Company since 1987, including Chairman and Chief Executive Officer from July 2010 to July 2013, President from March 2009 through July 2010, interim President and Chief Executive Officer of Frank Russell Investment Company (a subsidiary of Northwestern Mutual Life Insurance Company) from June 2008 to February 2009, Executive Vice President — Investment Products and Services from June 2006 through June 2008 and Senior Vice President — Investment Products and Services from January 2004 through May 2006. He also serves on the Board of Trustees of the Northwestern Mutual Life Insurance Company.

The Governance & Nominating Committee believes Mr. Schlifske’s qualifications to serve on our Board of Directors include his experience as Chairman and Chief Executive Officer of a major company and his broad-based financial expertise.

	Age	Director Since
Frank V. Sica	63	1988

Managing Partner, Tailwind Capital, a private investment firm, since 2006. Senior Advisor to Soros Private Funds Management from 2003 to 2006. President of Soros Private Funds Management from 2000 to 2003. Managing Director of Soros Funds Management from 1998 to 2000. From September 2004 through February 2010, Mr. Sica was a director of NorthStar Realty Finance Corporation, a real estate finance company. Mr. Sica is currently a director of CSG Systems International, an account management and billing software company for communication industries, and JetBlue Airways Corporation, a commercial airline.

The Governance & Nominating Committee believes Mr. Sica’s qualifications to serve on our Board of Directors include his years of executive experience in the investment banking and private equity field, his experience as a director and as an advisor to the boards of many other public companies, and his broad-based knowledge in the areas of corporate finance, executive compensation, information technology and real estate.

Peter M. Sommerhauser	71	1988

Shareholder of the law firm of Godfrey & Kahn, S.C., Milwaukee, Wisconsin. From May 1999 to May 2013, Mr. Sommerhauser served on the Board of Trustees of Northwestern Mutual Life Insurance Company.

The Governance & Nominating Committee believes Mr. Sommerhauser’s qualifications to serve on our Board of Directors include his many years of experience as an attorney who has represented corporate clients in a wide variety of corporate and financial matters, his experience as a director and as an advisor to the boards of many other public companies, and his broad-based knowledge in the areas of corporate finance, consumer financial services and executive compensation issues.

Stephanie A. Streeter	56	2007

Chief Executive Officer and Director of Libbey, Inc., a producer of glass tableware and other tabletop products, since August 2011. Former Interim Chief Executive Officer, United States Olympic Committee from March 2009 to January 2010. Former Chairman, President, and Chief Executive Officer of Banta Corporation, a global technology, printing and supply-chain management company from 2004 until 2007. Ms. Streeter served as Banta Corporation’s President and Chief Executive Officer from 2002 to 2004 and President and Chief Operating Officer from 2001 to 2002. From 2001 to 2007, she was a director of Banta Corporation and she is currently a director of Goodyear Tire & Rubber Company, a manufacturer and distributor of tires and related products and services.

The Governance & Nominating Committee believes Ms. Streeter’s qualifications to serve on our Board of Directors include her experience as President, Chief Executive Officer and Chairman of the board of directors of complex businesses with worldwide operations; her experience as a director of other public companies and her broad-based knowledge in the areas of marketing, consumer products, information technology and e-commerce.

	Age	Director Since
Nina G. Vaca(1)	42	2010

Chairman and Chief Executive Officer of Pinnacle Technical Resources, Inc., a staffing, vendor management and information technology services firm, since October 1996. She also has been Chairman and Chief Executive Officer of Vaca Industries Inc., a management company, since April 1999. Ms. Vaca is also a director of Comerica Incorporated, a banking and financial services company.

The Governance & Nominating Committee believes Ms. Vaca’s qualifications to serve on our Board of Directors include her experience as Chief Executive Officer, Chairman of the Board of Directors and founder of a rapidly-growing business; her experience as a director of another public company; and her broad-based knowledge in the areas of information technology, human resources, marketing and e-commerce.

Stephen E. Watson	69	2006

Former President and Chief Executive Officer of Gander Mountain, L.L.C., a private specialty retailer, from 1997 until his retirement in 2002. Mr. Watson held various executive officer positions with Dayton-Hudson Corporation from 1972 until his retirement in 1996, including President, Chairman/Chief Executive Officer of the Department Store Division. From 2004 through May 2007, he was a director of Smart & Final, Inc., an operator of grocery stores. From 2005 through 2009, Mr. Watson was a director of Eddie Bauer Holdings, Inc., an apparel retailer. He is currently a director of Regis Corporation, an operator of beauty salons, and Chico’s FAS Inc., a specialty retailer.

The Governance & Nominating Committee believes Mr. Watson’s qualifications to serve on our Board of Directors include his experience as the leading senior executive officer of several complex retail businesses; his experience as a director of other retail-oriented public companies; and his broad-based knowledge in the areas of retail operations, corporate finance, accounting, marketing and merchandise procurement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been one of our officers or employees.

Independence Determinations & Related Person Transactions

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual Director satisfies all of the independence standards of the New York Stock Exchange, as such standards may be amended from time to time, and also that the Director has no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which would be inconsistent with a finding of independence. In accordance with its written charter, the Governance & Nominating Committee is charged with the ongoing review of transactions that could affect a Director’s independence.

In February 2014, the Governance & Nominating Committee reviewed a summary of Directors’ responses to a questionnaire asking about their relationships with us (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between us and the Directors or parties related to the Directors. During the course

(1)	Professional name of Ximena G. Humrichouse.

of this review, the Committee broadly considered all relevant facts and circumstances, recognizing that material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships, among others. Based on this review, the Committee affirmatively determined that the following continuing Directors are independent: Peter Boneparth, Steven A. Burd, Dale E. Jones, Frank V. Sica, John E. Schlifske, Stephanie A. Streeter, Nina G. Vaca and Stephen E. Watson. The Committee also determined that all of the members of the Audit, Compensation, and Governance & Nominating Committees meet our independence requirements.

The Committee determined that Kevin Mansell is not considered an independent Director because of his employment as our Chairman, President and Chief Executive Officer. The Committee also determined that Mr. Sommerhauser is not an independent Director because he is a shareholder with the law firm Godfrey & Kahn, S.C., which provides legal services to us.

The following transactions were reviewed and considered by the Committee, but were not deemed to affect the independence of the applicable Director or Directors:

•	Blackhawk Agreements.

In 2004, Kohl’s entered into an agreement with Blackhawk Marketing Services, Inc. (now known as Blackhawk Network, Inc.), pursuant to which Blackhawk distributes Kohl’s gift cards for sale in various retail outlets across the country. This agreement was subsequently amended and restated in 2012. Blackhawk is a subsidiary of Safeway Inc. Mr. Burd was Chairman and Chief Executive Officer of Safeway prior to retiring in May 2013. He holds a small minority ownership interest in Blackhawk and serves on Blackhawk’s Board of Directors, but is not an employee or officer of that entity. The agreement provides that in return for its services, Blackhawk receives a fee that is calculated as a percentage of the gift card sales volume. Blackhawk’s compensation under the agreement was approximately $16.1 million for fiscal 2013.

In 2007, Blackhawk and Kohl’s entered into a “Blackhawk Network Gift Card Alliance Partners Agreement,” pursuant to which we sell gift cards of other retailers in our stores. This agreement was subsequently amended and restated in 2012. Blackhawk provides services to facilitate these sales, and we receive a commission for each card sold at our stores. The commissions we earned under this agreement for gift cards were approximately $3.5 million in fiscal 2013.

The agreements described above were entered into at arm’s length and Mr. Burd was not involved in any of the negotiations. Blackhawk is a leading provider of these services in the retail industry, and Safeway Inc. has confirmed that the terms of our agreements with Blackhawk are substantially similar to those of agreements Blackhawk has entered into with similarly situated retailers.

•

Several of our Directors or their family members serve as non-employee directors of non-profit organizations that receive charitable contributions from us. All of these charitable contributions were made in the ordinary course of our charitable contribution programs.

•

Several of our Directors serve on the boards of directors of companies with which we may do relatively small amounts of ordinary course business from time to time. The Governance & Nominating Committee has reviewed each of these instances and has determined that in each case, the amount of business involved was immaterial to both companies, all such transactions were entered into at arms length, and that our Directors were not in any way involved in the negotiations or discussions leading up to the business relationships.

The Committee recommended all of the above-described conclusions to the full Board of Directors and explained the basis for its decisions. Upon discussion and further consideration, these conclusions were adopted by the full Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

Compensation Committee:

Frank V. Sica, Chairman

Peter Boneparth

Dale E. Jones

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

The Compensation Committee (“Committee”) fulfills the Board of Directors’ responsibilities related to our Directors and Named Executive Officers’ (“NEOs”) compensation, ensuring our executive compensation program meets our corporate objectives. This Compensation Discussion & Analysis provides insight into the Committee’s process for determining this compensation. Specifically, it discusses and analyzes the Committee’s philosophy, objectives, policies, programs, practices and decisions.

The Committee has designed our program to reflect its philosophy that executive compensation should be directly linked to performance with the ultimate objective of increasing long-term shareholder value. In fact, each primary element of our executive compensation program is tied to Company performance. Additionally, the Committee’s policies, practices and our executive compensation program are consistent with market practice. In each of the first three years of advisory voting on our compensation programs, over 95% of the votes cast by our shareholders were in favor of our executive compensation. Based on this strong support, the Committee believes that our policies, practices, and programs are in line with our shareholders’ expectations.

As part of this pay for performance philosophy, our goals are intended to be difficult to achieve. For example, because the Company failed to achieve acceptable financial results in 2012, our principal officers did not achieve a “satisfactory” rating for the year, and therefore, did not receive any stock options, restricted shares or any other form of equity awards based on 2012 performance. Under our annual incentive program, our NEO’s received the minimum payout possible. That payout was earned in recognition of the fact that the Company had outperformed our core peer group (described below), as measured by a weighted average of previously established metrics. Taken as a whole, this reflects Kohl’s strong commitment to only paying for meaningful performance.

We did not achieve our financial goals in fiscal 2013. While we again exceeded the blended performance of our core peer group, as measured by our Peer Performance Index described below, our sales did not grow at the rate we had planned. Just as importantly, our sales came at a higher cost to profitability than is acceptable to us, particularly in our e-commerce business. Based on these results:

•	the Committee’s performance rating of Mr. Mansell was “satisfactory;”

•	the performance rating for Mr. Brennan was “inconsistent;”

•	the performance ratings of our other NEOs were “satisfactory;”

•	2014 salary increases for each of our NEOs, except Mr. Brennan, were 1% of their current base salaries;

•	no equity awards were made under our previous equity program based on Kohl’s performance in 2013;

•

the Committee awarded annual incentives to the NEOs pursuant to our Annual Incentive Plan at the lowest level for 2013, in recognition of the fact that our sales results exceeded the blended results of our core peer group, as described below in this report.

The Committee believes all of these actions were appropriate and in line with its philosophy.

The Committee regularly and proactively adjusts compensation programs, as necessary, to drive Kohl’s performance and ensure they are best serving our shareholders. Beginning in early 2013, the Committee and its independent compensation consultant began an extensive re-evaluation of our long-term incentive program. Following the Committee’s extensive review, which included a detailed review of the long-term compensation programs of the companies with which we compete for talent, the Committee decided to adopt a new long-term incentive program (the “New LTIP”) intended to achieve the Committee’s goals of, among other things:

•	improving the efficiency of long-term incentive awards made to our leadership team, and

•	driving our most senior executives to deliver increased sales and profitability.

While these awards will continue to be made from our 2010 Long-Term Compensation Plan, which has been approved by our shareholders, under the New LTIP:

•	the performance-based component will vest based on the achievement of multi-year, rather than single year, performance goals;

•

the number of shares earned upon the vesting of the performance-based component will vary based upon the level of achievement of the performance goals, rather than being a fixed number of shares determined at grant based on the performance of the Company and the individual officer during the fiscal year prior to the date of grant;

•	the time-vested component will typically be in the form of restricted stock, rather than stock options, and, as with the old program, will vest over a multi-year period; and

•	the blend of awards are intended to be weighted more to performance-based awards.

The New LTIP is described in detail below under the caption “Long-Term Compensation.” The Committee granted the first annual long-term equity incentive awards pursuant to the New LTIP to each of the Company’s executive officers on January 13, 2014. These awards were for the 2014-2016 performance period, and are not in any way connected to 2013 performance.

The Committee believes the changes reflected in our New LTIP are consistent with our long history of fostering strong pay for performance alignment.

Say on Pay

The Committee is pleased with our shareholders’ strong support of our NEO compensation program. Each year at our annual shareholder meeting, we hold an advisory vote on the compensation of our NEOs. Our shareholders have consistently shown strong support for our NEO compensation, with over 95% of the votes cast by our shareholders approving this compensation in each of the three years we have held this advisory vote. In accordance with its charter, the Committee reviews these voting results on an annual basis and following each of the three previous votes, has considered whether any adjustments were warranted based on these results. The Committee values our shareholders’ input and is always looking for ways to improve alignment between executive compensation and our objective of increasing long-term shareholder value.

Philosophy and Objectives

The Committee believes executive compensation should be directly linked to corporate performance with the ultimate objective of increasing long-term shareholder value. The utilization of performance measurements that include sales, net income, return on investment, total shareholder return and other financial measurements establishes this critical linkage and alignment between the interests of our executives and our shareholders.

Our executive compensation program has been designed to achieve the following objectives:

•	providing a competitive total compensation package that enables us to attract and retain key personnel;

•	providing short-term opportunities through our annual incentive program that are directly linked to corporate performance goals that drive long-term performance;

•	providing long-term opportunities through equity awards granted under our long-term incentive program that align executive compensation with the creation of long-term shareholder value;

•	ensuring compensation awarded to our executives is linked to our performance during the fiscal year and future periods; and

•	promoting ownership of our stock by our executive officers in order to align the economic interests of our executive officers more closely with those of our shareholders.

Our executive compensation program is comprised of three primary elements:

•	base salary;

•	annual incentive compensation; and

•	long-term incentive compensation.

The Committee has the flexibility to use these elements, along with certain benefits and perquisites, in proportions that will most effectively accomplish its objectives. For instance, the Committee may decide to realign the total compensation package to place greater emphasis on annual or long-term incentive compensation, depending on the focus of the business and the market cycle. Each of the elements of our executive compensation program is discussed in more detail below.

Risk Assessment

Each year, we review and analyze whether our compensation plans, policies and practices create material risks to Kohl’s. As part of this analysis, we review all of our compensation plans, policies and practices. We also consider the potential impact of each of our compensation plans, policies and practices on all of the risk factors we have identified in our public filings. Management has engaged a third party compensation consultant to assist in this process and give a separate risk assessment. Following these analyses, the Committee and the consultant agreed with management’s conclusion that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Committee believes our compensation plans, policies and practices are designed to reward performance that contributes to overall Company performance and the achievement of long-term and short-term Company goals. These plans, policies and practices do not encourage or incentivize individuals to take actions that expose the Company to risks that are inconsistent with the Company’s strategic plan. The amount of each type of compensation awarded to or earned by our management team is determined either solely by reference to Company-wide performance (e.g., annual incentive compensation and long-term incentive awards) or a combination of Company-wide performance and individual performance (e.g., base salary increases).

Our long-term compensation is typically paid in the form of equity and the Committee has adopted share ownership guidelines, which require our NEOs to continuously own a substantial amount of equity during their employment. Equity based long-term incentives align our executives’ long-term interests with those of our shareholders and discourage excessive risk taking intended to drive short-term results at the expense of long-term shareholder value enhancement. The Committee believes our long-term incentive program motivates and rewards our executives for decisions that may not produce short-term results but will likely have a positive long-term effect, such as those related to investments in our infrastructure and increasing our market share. Our executives are not compensated for discrete decisions or actions.

Determining Executive Compensation

Our Committee oversees the compensation programs for our directors and NEOs. Those programs are administered by management in accordance with the policies developed by the Committee. Information concerning the structure, roles and responsibilities of the Committee can be found in the “Questions and Answers about our Board of Directors and Corporate Governance Matters” section of this proxy statement.

Compensation Committee Meetings & Advisors

The Committee meets throughout the course of each fiscal year to review issues with respect to executive compensation matters. In addition to preparation meetings and calls, the Committee met five times in fiscal 2013. Prior to each meeting, the Chairman of the Committee prepares and/or approves the agenda. The Chairman of the

Committee may, but is not required to, invite members of management or other members of our Board of Directors to attend portions of meetings as deemed appropriate. The Chief Executive Officer and Human Resources executives typically attend Committee meetings, but do not attend executive sessions unless invited by the Committee for a specific purpose. During 2013, the Committee held executive sessions at each meeting without management present to discuss executive development and succession plans and make compensation-related decisions.

As set forth in the Committee’s charter, the Committee has the authority to retain and terminate any compensation consultant or its own independent legal, accounting or other advisors in its sole discretion. Before retaining any such advisor, the Committee reviews the independence of such advisor, taking into account all relevant factors, including the factors specified in Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Committee is solely responsible for the appointment, compensation and oversight of the work performed by any such consultant or advisor. Kohl’s is committed to providing appropriate funding for the payment of reasonable compensation to any advisors retained by the Committee.

The Committee retains an independent outside compensation advisor, Steven Hall of Steven Hall & Partners (“SH&P”). Mr. Hall participates in Committee meetings as directed by the Chairman. SH&P does not provide any other services to Kohl’s and Mr. Hall does not have any business or professional relationships with any member of Kohl’s management or the Committee. SH&P’s engagement and associated fees are reconsidered by the Committee on an annual basis.

Compensation Reports

While the Committee reviews information throughout the year, the Committee receives two principal reports during the year related to compensation levels paid to our NEOs. The first report is a tally sheet on each NEO. The second report is a benchmarking analysis for our top executives.

Tally Sheets

The Committee annually reviews tally sheets for each of our NEOs, which present a comprehensive summary of the executive’s compensation, including the following information:

1.	The total compensation paid to each executive during the prior fiscal year, including base salary, annual cash incentives, long-term incentive awards, health and welfare benefits, and perquisites;

2.	The fair market value of stock holdings, including the value of in-the-money stock option awards; and

3.	A summary of the potential severance benefits payable to the executive upon certain employment termination events.

Tally sheets provide the Committee with an overview of our compensation programs. While not used explicitly for determining compensation levels, they are useful in several other ways. Tally sheets inform the Committee about the relationship between different components of pay. They also show the Committee the level of wealth creation available and the retention value that exists from unvested equity. Finally, tally sheets provide context for decisions about compensation arrangements and the level of benefits they provide (e.g., severance benefits).

Benchmarking Analysis

Each year, SH&P presents a comprehensive benchmarking analysis comparing compensation paid to our executives with the compensation packages of executives employed by retailers with whom we compete for talent. The Committee considers all aspects of compensation for the NEOs and other senior officers. The Committee reviews each component of executive compensation independently and it reviews aggregate compensation levels paid to the senior officers against that paid by retail competitors in an effort to design the executive compensation program to result in a competitive pay package. Historically, the Committee targeted total direct compensation between the 50th and 75th percentiles of compensation levels paid by our retail competitors. After discussing this target in 2013, the Committee decided to no longer target a percentile of the market data and instead consider whether each executive is competitively positioned relative to that market data on a case-by-case basis rather than focusing on the same percentile across all positions.

The Committee and SH&P review numerous data sources to ensure the Committee considers the most relevant compensation information available. The primary sources of industry compensation information used are our competitors’ SEC filings and the Hay Group Retail Industry Survey. The Committee believes that these sources of competitive compensation information are the best available at this time. The market data reviewed by the Committee in 2013 consisted of newly available data from the Hay Group’s 2013 Retail Industry Survey and information prepared by SH&P from publicly available proxy statements, Forms 8-K, and Forms 4 of our peer group companies.

Together with SH&P, the Committee performs an annual analysis to ensure that the peer group of companies used for compensation benchmarking purposes continues to reflect the most appropriate comparative companies. In considering which companies should be included in the Company’s peer group, the Committee considers many criteria, including the following:

•	Whether the proposed comparator company is in the same or a similar industry as Kohl’s;

•	Whether the proposed comparator company is similar to Kohl’s in terms of size, including revenues, total assets and market capitalization;

•	The complexity and scope of the proposed comparator company’s business;

•	Whether the proposed comparator company competes with Kohl’s for profits and talent; and

•	Other characteristics unique to Kohl’s or the retail industry, which could include things like same store sales, growth trajectory and corporate strategies.

For its 2013 analysis, the Committee used the same peer group as disclosed last year:

	Market Capitalization ($ Billions)*	Revenue ($ Billions)*
• Bed, Bath & Beyond Inc.	15.5	10.9
• The Gap, Inc.	19.5	15.7
• J.C Penney Company, Inc.	3.8	13.0
• Limited Brands, Inc.	14.3	10.5
• Macy’s, Inc.	18.4	27.7
• Nordstrom, Inc.	11.7	12.1
• Ross Stores, Inc.	14.2	9.7
• Sears Holding Corporation	4.5	39.9
• The TJX Companies, Inc.	36.0	25.9

Median	14.3	13.0
Kohl’s Corporation	14.3	19.3

*All market capitalization & revenue data is rounded. Revenues are 2012 revenues and market capitalization data is as of June 28, 2013, which was the most current information available at the time the Committee selected its peer group.

The Committee believes this peer group includes retail companies with similar business concepts to ours and should provide a relevant group of companies representing an appropriate range of revenue and market capitalization against which to compare our pay practices in the future. The Committee will continue to monitor the appropriateness of our comparators and make adjustments as necessary.

We also measure our performance against a more targeted set of peers for purposes of annual performance reviews, annual incentive plan awards and the vesting of certain equity-based awards. We refer to this set of peers as our “core peer group,” which has historically included:

•	J.C Penney Company, Inc.,

•	Macy’s, Inc.,

•	Sears Holding Corporation,

•	Target Corporation, and

•	The Gap, Inc.

Following its annual assessment of the core peer group in early 2013, the Committee determined that it would be appropriate to broaden this group to include The TJX Companies, Inc., Bed, Bath & Beyond Inc. and Ross Stores, Inc., as these companies compete with Kohl’s for market share in various categories of business. We use the core peer group because the Committee believes in certain instances, elements of compensation should be contingent upon our performance relative to our closest competitors. Although Target Corporation is not a part of our executive compensation benchmarking peer group because of its comparatively large revenues and market capitalization, Target continues to be a part of our core peer group for comparing operating metrics.

At a meeting in November 2013, the Committee reviewed a detailed benchmarking report prepared by SH&P. This report included detailed information on the following components of compensation for the NEOs:

•	Base Salaries;

•	Target Annual Incentives;

•	Actual Annual Incentives paid in Fiscal 2013 based on Fiscal 2012 performance;

•	Target Annual Compensation;

•	Long-Term Incentives; and

•	Target Total Compensation.

This benchmarking data indicated:

•	As determined in prior years, Mr. Mansell’s target total compensation remains below the market median, primarily due to below market long-term incentive awards.

•

That the total compensation of Messrs. Brennan, McDonald, and Schepp, and Ms. Gass, including the amortized value of all outstanding equity compensation awards, were consistent with the Committee’s philosophies and objectives.

The Committee took all of the above information into consideration in evaluating each of the NEOs’ compensation.

Pay-for-Performance

Pay-for-performance is a critical part of Kohl’s compensation programs. This is best demonstrated by the fact that our principal officers did not receive any stock options or other equity awards in 2013 under our prior long-term incentive program based upon their 2012 performance ratings, as a result of Kohl’s 2012 financial performance falling short of our expectations. The Committee believes it is important that a significant portion of our NEOs’ compensation is tied to our future performance — both on an absolute basis and relative to other companies in the retail industry — in order to maximize long-term shareholder value creation. Accordingly, the aggregate compensation paid to our NEOs is weighted towards annual and long-term incentive compensation that is based upon Kohl’s absolute and relative performance.

The Committee continually re-evaluates our incentives to determine if any improvements could be made to our pay-for-performance alignment. During 2013, the Committee made two changes towards that end:

•

The Committee adopted the New LTIP described elsewhere in this proxy statement. A portion of the awards made pursuant to the New LTIP are intended to typically include performance share units (“PSUs”), with vesting contingent upon attainment of company-wide financial performance goals over a multi-year performance period. The number of shares earned will be based on the level at which these goals were achieved. The number of shares earned upon vesting may also be adjusted based on additional financial metrics; and

•

To focus our executives on driving sales, the Committee added comparable store sales growth as a performance goal to the annual incentive program. Payouts under the annual incentive program for fiscal 2014 will also be contingent upon Kohl’s attaining various levels of sales and net income.

The Committee believes these actions foster even greater pay-for-performance alignment, creating motivating pay plans that drive long-term shareholder value.

As another important part of pay-for-performance, the Committee continues to set difficult goals that must be met in order for the NEOs to maximize their compensation:

•

Each year, the Committee sets individual quantitative and qualitative performance criteria for each NEO that must be achieved for the NEO to be eligible for various levels of base salary increases. In 2013, these criteria included corporate net income, return on investment, business specific objectives and qualitative goals, such as leadership effectiveness and strategic planning.

•	The Committee sets goals based on the Company’s absolute performance and the Company’s performance relative to the core peer group for various levels of annual incentive payouts.

•

The Committee has established the New LTIP and has recently granted awards under the New LTIP intended to drive sales, net income, and total shareholder return over a three-year performance period from fiscal 2014 through fiscal 2016.

•	Moreover, the value of any long-term incentive award is dependent upon the future performance of our stock price.

The specifics of each of these performance criteria are discussed in greater detail below.

Individual roles and performance are also periodically taken into account in granting compensation increases or awards that are different than or in addition to those suggested by the guidelines. For example, annual salary increases may be adjusted based upon factors other than or in addition to an executive’s performance ratings, including, among other things, promotions, new roles and responsibilities and previous compensation increases.

Performance Evaluation Process

The Committee’s primary consideration when setting compensation is the performance of our NEOs against pre-established performance objectives, which the Committee feels will increase long-term shareholder value. The Committee uses a disciplined process to assess performance. This detailed process attempts to ensure that we reward and retain top talent while aligning those executives’ interests with those of our shareholders.

Chairman, President and CEO

The factors considered by the Committee to evaluate the performance of Mr. Mansell for fiscal years 2012 and 2013 included: (i) corporate net income for the prior fiscal year, weighted 50%; (ii) corporate return on investment for the prior fiscal year (as calculated and reported in our Annual Report on Form 10-K), weighted 30%; and (iii) other qualitative criteria, including leadership and vision, long-term strategic planning, succession planning, keeping our Board of Directors informed, enhancing our diversity, and social responsibility, collectively weighted 20%. As such, 80% of Mr. Mansell’s evaluation is and has been tied directly to our corporate performance, subject to adjustment where the Committee deems appropriate.

The Committee awards Mr. Mansell points in the three categories described above based upon corporate performance and his individual performance with respect to the qualitative criteria. Depending on the total points awarded, Mr. Mansell may receive one of the following ratings: (1) unsatisfactory, (2) inconsistent, (3) satisfactory, (4) effective, (5) highly effective, or (6) outstanding. The total points awarded to Mr. Mansell equals the sum of the points awarded based on actual performance relative to the two quantitative corporate performance objectives and the Committee’s subjective assessment of Mr. Mansell’s performance relative to the qualitative individual performance criteria. The maximum number of points that can be awarded with respect to each performance objective is based on the weighting of that performance objective. The performance rating is based on a six point system. For each performance objective, there are six levels of performance corresponding to the six ratings above, where an “unsatisfactory” rating would earn zero points and a rating of “outstanding” would earn up to six points. Therefore, achievement of the net income goal, which is weighted at 50%, may result in an award of up to three points. Similarly, achievement of the return on investment goal, which was weighted at 30%, may result in an award of up to 1.8 points. Within each category, there is a range of performance and a range of points that can be awarded.

For the qualitative performance criteria, no numerical targets are established and Mr. Mansell’s actual performance is assessed with respect to the criteria as a whole. The level of Mr. Mansell’s actual performance with respect to the criteria is based on the Committee’s subjective review of Mr. Mansell’s performance. This subjective review was based on the deliberations of the Board of Directors with respect to Mr. Mansell’s performance that occurred throughout the prior year and in which each of the Committee members participated. The Committee did not attempt to identify specific contributions or achievements in making this assessment, but instead made its determination based on the totality of these deliberations and the related information considered in connection with those deliberations, and the judgment of individual members of the Committee may have been influenced to a greater or lesser degree by different aspects of these deliberations or information.

In the first quarter of 2012, the Committee established the corporate performance objectives in the following ranges for fiscal 2012 that were used in February 2013 to evaluate Mr. Mansell:

Performance Objective	Threshold (Inconsistent)		Maximum (Outstanding)		Objective Weighting
Net Income (in millions)	<$	1,080	>$	1,225	50%
Return on Investment		<18.00%		>19.4%	30%
Company Exceeds Peer Performance Index		Yes		N/A
Qualitative Objectives		—		—	20%

In February 2013, the Committee assessed Mr. Mansell’s 2012 performance against these objectives. The Company’s net income in 2012 was $986 million, which fell within the “Inconsistent” rating range. Similarly, ROI performance was 16.8%, which also fell within the “Inconsistent” range. The Committee assessed Mr. Mansell’s performance on the qualitative criteria as “Effective.” Overall, Mr. Mansell earned a rating of “Inconsistent” for fiscal 2012.

In the first quarter of 2013, the Committee determined that Mr. Mansell’s performance in fiscal year 2013 would be based upon the following criteria:

Performance Objective	Threshold (Inconsistent)		Maximum (Outstanding)		Objective Weighting
Net Income (in millions)	<$	900	>$	1,045	50%
Return on Investment		<15.87%		>17.22%	30%
Company Exceeds Peer Performance Index		Yes		N/A
Qualitative Objectives		—		—	20%

In February 2014, the Committee assessed Mr. Mansell’s 2013 performance against these objectives. The Company’s net income in 2013 was $889 million, which fell within the “Inconsistent” rating range. Similarly, ROI performance was 15.5%, which also fell within the “Inconsistent” range. The Committee assessed Mr. Mansell’s performance on the qualitative criteria as “Highly Effective.” Overall, Mr. Mansell earned a rating of “Satisfactory” for fiscal 2013.

Other NEOs

The Committee approves the general performance objectives and the relative weighting of each of these objectives for Kohl’s most senior officers. The Committee delegates to Mr. Mansell the authority to establish the performance criteria underlying each of the factors, which are generally expected to align with the Company’s financial plan for that year. While preliminary quantitative guidelines are presented to the Committee at the beginning of the fiscal year when it approves the performance measures and their weightings, the Committee has granted to Mr. Mansell the authority to modify these guidelines in his discretion, subject to the Committee’s review of the performance ratings assigned to each of these individuals at the end of the fiscal year. The Committee also delegates to Mr. Mansell the authority to assess the performance of Messrs. Brennan, McDonald, and Schepp, and Ms. Gass at the end of the fiscal year in accordance with the methodology approved by the Committee.

In March 2012, the Committee established the following 2012 performance objectives and weightings:

Performance Objective	NEO’s
Net Income	40%
ROI	20%
Business Specific Objectives	20%
Leadership and Vision	20%

The 2012 net income and ROI targets were established at the same levels as Mr. Mansell’s, as described above. The “Leadership and Vision” objective was a subjective assessment of the executive’s managerial performance over the course of the year. Each executive also had two strategic objectives related to their specific areas of the business.

In February 2013, the Committee reviewed the 2012 performance ratings of Messrs. Brennan, McDonald, and Schepp applying these objectives. Ratings for each executive’s 2012 performance objectives are detailed in the chart below.

Performance Objective	Mr. Brennan	Mr. McDonald	Mr. Schepp
Net Income	Inconsistent	Inconsistent	Inconsistent
ROI	Inconsistent	Inconsistent	Inconsistent
Business Specific Objectives	Inconsistent	Outstanding	Effective
Leadership and Vision	Effective	Effective	Effective
Overall Rating	Inconsistent	Satisfactory	Satisfactory

In March 2013, the Committee established the 2013 performance objectives and weightings below. Although Ms. Gass joined Kohl’s mid-year, her financial objectives were set at the same levels as the other NEO’s. Mr. Mansell set her business specific objectives shortly after she joined the Company.

Performance Objective	NEOs
Net Income	40%
ROI	20%
Business Specific Objectives	20%
Leadership and Vision	20%

The 2013 net income and ROI targets were established at the same levels as Mr. Mansell’s, as described above. The “Leadership and Vision” objective was a subjective assessment of the executive’s managerial performance over the course of the year. Each executive also had two strategic objectives related to their specific areas of the business.

In February 2014, the Committee reviewed the 2013 performance ratings of Messrs. Brennan, McDonald, and Schepp and Ms. Gass applying these objectives. Ratings for each executive’s 2013 performance objectives are detailed in the chart below.

Performance Objective	Mr. Brennan	Mr. McDonald	Mr. Schepp	Ms. Gass
Net Income	Inconsistent	Inconsistent	Inconsistent	Inconsistent
ROI	Inconsistent	Inconsistent	Inconsistent	Inconsistent
Business Specific Objectives	Satisfactory	Effective	Effective	Effective
Leadership and Vision	Effective	Effective	Effective	Effective
Overall Rating	Inconsistent	Satisfactory	Satisfactory	Satisfactory

Elements of Executive Compensation

As described earlier, the aggregate compensation paid to our senior officers is comprised of three primary components each of which is directly linked to Company performance: salary, annual incentive compensation, and long-term incentive compensation. The amount of each of these compensation components is determined based largely upon corporate performance against pre-established performance goals. Additionally, individual performance factors are included in the analysis to ensure we take into account and recognize individual contributions and efforts in their specific roles.

The Committee believes it is important that a significant portion of our NEOs’ compensation be tied to our corporate performance in order to align the interests of our NEOs with those of our shareholders and to emphasize the importance of maximizing long-term shareholder value. Accordingly, aggregate compensation paid to our NEOs is weighted towards annual incentive and long-term incentive compensation, both of which are “at risk” if we do not achieve our financial and strategic objectives. Additionally, our NEOs’ salary increases are determined based in large part on Company performance. This strategy reflects the Committee’s pay-for-performance philosophy.

Salary

Salaries provide our NEOs with a regular source of income to compensate them for their day-to-day efforts in managing our Company. Salaries vary depending on the executive’s experience, responsibilities, the importance of the position to the Company, and/or changes in the competitive marketplace. The Committee reviews and adjusts salaries annually at the beginning of the fiscal year. Any increases in salary for our NEOs are based upon individual performance ratings and calculated in relation to the percentage merit adjustment budgeted for the remainder of the Company’s management team. The Committee has the right, however, to deviate from those guidelines in order to address other factors, including the officer’s responsibilities and experience, competitive market data for that officer’s position and retention concerns. Also at the beginning of each fiscal year, the Committee sets guidelines for salary increases to take effect in the following fiscal year based on individual performance in the current fiscal year and the percentage merit adjustment budgeted for the remainder of the Company’s management team.

Salary adjustments are closely tied to Kohl’s performance, as each NEO’s individual performance rating is heavily influenced by Kohl’s performance metrics. As detailed above, 80% of Mr. Mansell’s performance rating is based upon Kohl’s net income and return on investment. Likewise, net income and return on investment comprise 60% of the other NEOs’ performance objectives.

Annual base salary adjustments for the NEOs in any given year are closely aligned with adjustments given to the remainder of our management team. To accomplish this objective, the Committee ties the NEOs’ annual salary adjustment opportunities to the budgeted annual merit increase for the overall management team.

Committee Decisions and Analysis

Fiscal 2013 Actions

At its February 2013 meeting, the Committee considered base salary increases for each of our NEOs. The Committee reviewed each NEO’s fiscal 2012 performance rating against the following merit increase opportunity grid that had been established in February 2012:

	Unsatisfactory	Inconsistent	Satisfactory	Effective (Target)	Highly Effective	Outstanding
Base Salary Increase as a Percent of Budgeted Increase for all exempt Associates	0%	25%	50%	75%	100%	133%
Example:
Increase assuming 3% budgeted for all exempt associates	0%	0.75%	1.50%	2.25%	3.00%	4.00%

Based on their “Inconsistent” ratings, Messrs. Mansell and Brennan were determined to have earned a 0.75% salary increase, which was 25% of the 3.0% budgeted increase for all of the Company’s management. Accordingly, Mr. Mansell’s salary was increased to $1,339,300. Mr. Brennan’s base salary was increased to $927,200. Based on their “Satisfactory” ratings, Messrs. McDonald and Schepp were determined to have earned a 1.50% salary increase, which was 50% of the 3.0% budgeted increase for all of the Company’s management. Accordingly, Mr. McDonald’s salary was increased to $830,300. Mr. Schepp’s base salary was also increased to reflect his increased responsibilities upon assuming leadership of the Human Resources Department. Taking both increases into account, Mr. Schepp’s salary was increased to $826,500.

Also at the February 2013 meeting, the Committee decided to use the same salary increase opportunity chart for salary adjustments based on the NEOs’ fiscal 2013 performance ratings, which were considered in February 2014.

Fiscal 2014 Actions

At its February 2014 meeting, the Committee considered base salary increases for each of our NEOs. The Committee reviewed each NEO’s fiscal 2013 performance rating against the merit increase opportunity grid that had been established in February 2013. Based on their “satisfactory” ratings, Messrs. Mansell, McDonald, and Schepp and Ms. Gass were determined to have earned a 1.0% salary increase, which was 50% of the 2.0% budgeted increase for all of the Company’s management. Accordingly, Mr. Mansell’s salary was increased to $1,352,700. Ms. Gass’s base salary was increased to $932,600. Her increase was prorated based on her start date. Mr. McDonald’s salary was increased to $838,600 and Mr. Schepp’s salary was increased to $834,800.

Annual Incentive Compensation

The purpose of our Annual Incentive Plan is to provide eligible executives, including the NEOs, with a financial incentive that encourages them to perform in a manner which will enable Kohl’s to meet or exceed its profitability plans each fiscal year. In order for bonuses to be granted at threshold levels or higher under the Annual Incentive Plan, Kohl’s performance for a fiscal year must equal or exceed net income goals and, beginning with bonuses payable for fiscal 2013 performance, comparable store sales goals established by the Committee at the beginning of the year. The Committee directly ties such awards to performance tiers based on our net income and comparable store sales being above certain levels and to the peer performance index described below, providing incentives to our executives to maximize long-term shareholder value. These bonus tiers reflect our financial goals and strategic plan for the fiscal year. Target performance levels are intended to be reasonably attainable, taking into account market conditions and industry trends. The Committee considers the top tier a significant, meaningful, and realistic challenge to the management team to increase our earnings. The threshold tier requires we achieve a level of earnings that is minimally acceptable, but more likely to be attained based on our business plans.

If Kohl’s does not achieve the pre-established threshold performance levels in any year, a bonus at the lowest end of the range for annual incentive opportunities is still payable if Kohl’s performance for the year exceeds that of a “peer performance index.” For example, for 2013, the group of “peer” retailers used for comparison purposes was our core peer group. The blended performance of this core peer group, calculated as a weighted average of each member of the core peer group’s growth in total domestic revenue, was used as the peer performance index.

For purposes of calculating net income levels, the Committee adjusts Kohl’s net income to exclude the effects of:

•	extraordinary items,

•	discontinued operations,

•	restructurings,

•	acquisitions or divestitures of any division, business segment, subsidiary or affiliate,

•	acquisitions or divestitures of assets that are significant otherwise than in the ordinary course of business,

•	other unusual or non-recurring items,

•	impairment charges, and

•	the cumulative effect of tax or accounting changes as determined in accordance with generally accepted accounting principles, as applicable.

Following the Committee’s certification of the Company’s year-end results, Annual Incentive Plan participants are granted a bonus based on a percentage of their base pay. The earned percentage is based on their level within the organization.

Committee Decisions and Analysis

Fiscal 2013 Actions

The Committee established the following performance goals and award opportunities for 2012 under the Annual Incentive Plan at the beginning of fiscal 2012:

	Peer Performance Index Tier		Threshold Tier	Target Tier	Top Tier
Net Income Goal (in millions)	Below $	1,080 (1)	$1,080	$1,140	$1,225
Award Opportunity (as a percent of each NEO’s base salary):
Mr. Mansell		40%	65%	175%	250%
Mr. Brennan		30%	55%	150%	200%
Messrs. McDonald and Schepp		20%	40%	100%	175%

(1)	Assumes Kohl’s performance exceeded that of the peer performance index.

In February 2013, the Committee assessed Kohl’s performance against the 2012 performance goals under the Annual Incentive Plan that had been approved at the February 2012 Committee meeting. Kohl’s did not achieve the threshold net income level in 2012. However, as noted above, the Committee had previously determined that a bonus at the lowest end of the range for annual incentive opportunities would be payable if Kohl’s did not achieve the pre-established threshold net income level and Kohl’s performance for the year exceeded that of the “peer performance index.” For 2012, the peer performance index was a weighted average of total sales, comparable store sales and operating margin metrics of our core peer group. The Company’s 2012 results, calculated as a weighted average of the same metrics exceeded that of the weighted average of the core peer group. Accordingly, the Committee approved Annual Incentive Plan payouts to the NEOs in the following amounts:

Annual Incentive Plan Payout
Mr. Mansell	$531,720
Mr. Brennan	276,075
Mr. Worthington	276,075
Mr. McDonald	163,600
Mr. Schepp	143,160

For 2013, the Committee changed the methodology used to calculate awards to our executive-level managers under the Annual Incentive Plan. Specifically, the Committee added comparable store sales growth as a second objective, in addition to net income. The purpose of this change was to provide our most senior leaders with a financial incentive to perform in a manner which will enable Kohl’s to meet or exceed both its annual profitability and sales plans.

The Committee established the following performance goals and award opportunities for 2013 under the Annual Incentive Plan at the beginning of fiscal 2013:

	Peer Performance Index Tier	Threshold Tier	Target Tier	Top Tier
Net Income Goal (in millions)	Below $900 (1)	$900	$970	$1,045
Comparable Store Sales	Below 0.00%	0.00%	2.00%	5.00%
Award Opportunity (as a percent of base salary):
CEO and Chairman	40%	65%	175%	250%
Mr. Brennan	30%	55%	150%	200%
Mssrs. McDonald and Schepp	20%	40%	100%	175%

(1)	Assumes Kohl’s performance exceeded that of the peer performance index.

Fiscal 2014 Actions

In February 2014, the Committee assessed Kohl’s performance against the 2013 Annual Incentive Plan targets that had been approved at the February 2013 Committee meeting. In accordance with the terms of the Annual Incentive Plan, the Committee had approved net income levels for various tiers of incentive awards. Kohl’s did not achieve the threshold net income level in 2013. However, as noted above, the Committee had previously determined that a bonus at the lowest end of the range for annual incentive opportunities would be payable if Kohl’s did not achieve the pre-established performance levels but Kohl’s performance surpassed a previously established “peer performance index.” For 2013, the peer performance index was a weighted average of year-over-year domestic revenue growth of a pre-established sub-group of our peer group. Kohl’s 2013 year-over-year revenue performance exceeded that of the weighted average of the comparison group. Accordingly, the Committee approved Annual Incentive Plan payouts to the NEOs in the following amounts:

	Annual Incentive Plan Payout
Mr. Mansell	$535,720
Mr. Brennan	278,160
Ms. Gass	162,260	[1]
Mr. McDonald	166,060
Mr. Schepp	165,300

[1]	Ms. Gass received a prorated Annual Incentive Plan payout.

Long-Term Compensation

The Committee grants long-term compensation awards to our NEOs under our 2010 Long-Term Compensation Plan to reward past performance, create an incentive for future performance, and create a retention incentive. The Committee has the flexibility to choose among a number of forms of long-term equity incentive awards available pursuant to the 2010 Plan, including stock options, stock appreciation rights, stock awards, performance units, performance shares, and other incentive awards.

Long-term equity incentive awards to our NEOs are typically considered on an annual basis. Prior to 2014, the Committee typically granted an even blend of time-vested stock options and performance-vested restricted stock with single year performance goals in an amount based on the performance of the Company and the individual executive officer during the prior fiscal year.

In January 2014, the Committee adopted the New LTIP in place of its old program for making annual long-term equity incentive awards to the NEOs and other senior executives. These awards will continue to be made from the Company’s 2010 Long-Term Compensation Plan. The LTIP is intended to achieve the Committee’s goals of, among other things, improving the efficiency of long-term equity incentive awards made to Kohl’s leadership team and driving our most senior executives to deliver increased sales and profitability. Under the New LTIP, annual long-term equity incentive awards are intended typically to be in a blend of performance share units (“PSUs”) which will vest in an amount contingent upon the achievement of multi-year financial performance goals and time-vested restricted stock which will vest over a multi-year period. The blend of awards under the LTIP is intended typically to be weighted more heavily to PSUs.

On a quarterly basis, the Committee reviews our share overhang (the grants outstanding, plus remaining equity that may be granted, as a percentage of our total outstanding shares) and our run rate (the number of stock options and restricted shares granted each year as a percentage of our total outstanding shares) to monitor how our share pool is being utilized.

Committee Decisions and Analysis

Fiscal 2013 Actions

The following table illustrates the long-term incentive program award opportunities approved by the Committee in March 2012, which were to be based upon each executive’s fiscal 2012 performance:

	Grant Date Dollar Value of Award (in thousands)
	Satisfactory (Threshold)	Effective (Target)	Outstanding (Maximum)
Chief Executive Officer and Chairman	$2,800	$4,200	$8,000
Other Principal Officers	$875	$1,750	$3,000
Sr. Executive Vice Presidents	$500	$1,000	$2,000

In February 2013, the Committee considered annual equity incentive awards for the NEOs, based upon this matrix. As noted above, Messrs. Mansell and Brennan received “Inconsistent” performance ratings for 2012. Accordingly, neither received an equity grant based on 2012 performance. Also as noted above, Messrs. McDonald and Schepp received “Satisfactory” performance ratings for 2012. Accordingly, they received threshold level grants of $500,000. These awards vest evenly over five years and are split evenly between stock options and performance-vested restricted shares. In addition to the time-vesting requirements, vesting of the performance-vested restricted shares was made contingent upon the Company’s achieving at least $900 million of net income in either 2013 or 2014.

The Committee also certified that Kohl’s achieved the total and comparable store sales performance goals previously established for the performance-vested restricted shares granted to the NEOs in 2012, so those shares will vest in five equal annual installments on the first through fifth anniversaries of the grant date.

In connection with Ms. Gass’s joining Kohl’s, Ms. Gass was granted 149,533 restricted shares to offset the value of equity awards she forfeited in joining Kohl’s. These shares vest in four equal annual installments on the first through fourth anniversaries of the grant date.

In recognition of his increased responsibilities for assuming the leadership of Kohl’s Human Resources, Mr. Schepp was granted 20,129 restricted shares in the spring of 2013. These shares vest in five equal annual installments on the first through fifth anniversaries of the grant date.

The Committee granted the first annual long-term equity incentive awards pursuant to the New LTIP to each of the Company’s executive officers on January 13, 2014. These awards were comprised of a blend of:

•

60% performance share units which will vest in an amount contingent on the Company’s cumulative net income and cumulative sales over a three-year performance period from fiscal 2014 through fiscal 2016, with target-level payouts only occurring if we achieve the levels set forth in our 3-Year Financial Plan; and

•	40% time-vested restricted stock which will vest in four equal installments on the first through fourth anniversaries of the date of grant.

For the first award made by the Committee under the New LTIP, the Committee approved the following grant date dollar value of awards for our NEOs (assuming achievement of target performance under the performance share units for the 2014-2016 performance period):

Aggregate Grant Date Dollar Value of LTIP Awards (in thousands)
Chief Executive Officer and Chairman	$6,000
Other Principal Officers	$1,750
Sr. Executive Vice Presidents	$1,000

The target value for Mr. Mansell was determined using the benchmarking data presented to the Committee. While Mr. Mansell’s target LTIP opportunity is higher than previous years, his target total direct compensation remains below the median of the benchmarking data. The other NEO’s targets remained unchanged from their previous opportunities under the old long-term incentive program because they are generally consistent with market data.

As mentioned above, 60% of the aggregate grant date dollar value for the awards approved by the Committee on January 13, 2014 was awarded in the form of performance share units. Under these performance share units, upon achievement of target performance, the executive officers will receive 100% of the performance share unit award. At threshold performance, the executive officers will receive 50% of the performance share unit awarded and at maximum performance, the executive officers will receive 200% of the performance share units awarded. The number of performance share units received at performance between threshold and target performance goals and between target and maximum goals will be determined based on straight-line interpolation. In the event performance does not meet threshold levels, then none of the performance share units will be earned.

The number of shares that may be earned upon vesting of the PSUs is also subject to a modifier based on Kohl’s total shareholder return relative to a group of peer companies1 over the three-year performance period. These peer companies were used as a comparator group because they are also used for benchmarking compensation as a part of the Hay Group’s custom data. The Committee felt a larger group of companies would provide a more stable TSR reference point. If Kohl’s relative total shareholder return is in the top quartile then the PSUs earned will be increased by 25%. Conversely, if Kohl’s relative total shareholder return is in the bottom quartile, then the PSUs earned will be reduced by 25%. There will be no adjustment if our total shareholder return is in the second or third quartile.

Fiscal 2014 Actions

In light of the vesting schedule of the initial awards under the New LTIP as compared to awards that would have been made under the previous long-term incentive program, the Committee may consider a one-time grant of time-vested restricted shares to the NEOs in 2014 to facilitate the transition to the New LTIP.

The Committee also certified that Kohl’s did not achieve the net income goal of $900 million in 2013 previously established for the performance-vested restricted shares granted to Messrs. Schepp and McDonald in 2013. Unless the Company achieves this hurdle in 2014, these shares will not vest.

Perquisites

We provide our NEOs with certain perquisites in order to provide a competitive total rewards package that supports retention of key talent. These include automobile expense reimbursement, with no fixed limit; personal financial advisory services having a value of up to $3,500 and tax-related advisory services with no fixed limit; a supplemental health care plan, covering up to $50,000 for medical expenses not covered by insurance; and supplemental Company-paid life and disability insurance coverage. Mr. Mansell has been permitted to use the Company’s aircraft for personal flights as well as business flights. This benefit increases the efficiency of

[1]	For the 2014-2016 LTIP those companies are: Abercrombie & Fitch Co. (ANF), Aeropostale, Inc. (ARO), American Eagle Outfitters, Inc. (AEO), Ann, Inc. (ANN), Ascena Retail Group Inc. (ASNA), Best Buy Co., Inc. (BBY), Bon-Ton Stores Inc. (BONT), Carter’s, Inc. (CRI), Coach, Inc. (CHO), DSW Inc. (DSW), Fifth & Pacific Companies, Inc. (FNP), The Gap, Inc. (GPS), The Home Depot, Inc. (HD), J.C. Penney Company, Inc. (JCP), L Brands, Inc. (LTD), Lowe’s Companies Inc. (LOW), Macy’s, Inc. (M), New York & Company, Inc. (NWY), Nordstrom, Inc. (JWN), Office Depot, Inc. (ODP), Sears Holdings Corporation (SHLD), Staples, Inc. (SPLS), Target Corp. (TGT), The TJX Companies, Inc. (TJX), Wal-mart Stores Inc. (WMT), and Zale Corporation (ZLC).

Mr. Mansell’s travel. We believe these perquisites are reasonable based upon the relatively small expense in relation to both executive pay and our total benefit expenditures. Details regarding these benefits are disclosed in the Summary Compensation Table and the accompanying schedule elsewhere in this proxy statement.

Deferred Compensation

We maintain non-qualified deferred compensation plans for approximately 450 of our executives, including our NEOs. Details regarding the contributions and benefits of these non-qualified plans are disclosed in the Non-Qualified Deferred Compensation table and the accompanying narrative contained elsewhere in this proxy statement.

Stock Ownership and Stock Sale Guidelines

The Committee believes that executive stock ownership is important to align the interests of our executives with those of our shareholders. Our executive stock ownership and stock sale guidelines require Mr. Mansell to maintain ownership equal to five times his base salary. Other principal officers and Senior Executive Vice Presidents are required to maintain Kohl’s stock ownership that is equal to three times their base salary. Executive Vice Presidents are required to maintain stock ownership that is equal to their base salary. Each executive has five years from the time the executive becomes subject to the particular requirement to comply. For the purposes of calculating stock ownership, the Committee will not consider vested or unvested stock options, but will consider shares of Kohl’s common stock owned outright, shares held in employee benefit accounts, and unvested time-based restricted stock.

The guidelines adopted by the Committee also prohibit our NEOs from selling more than 20% of their vested stock options and shares of Kohl’s common stock owned outright in any one fiscal year.

From time to time, our principal officers will engage in sales of Kohl’s common stock in accordance with our executive stock ownership guidelines. These sales may be accomplished pursuant to SEC Rule 144 during our scheduled insider trading window periods or pursuant to pre-arranged trading plans adopted in accordance with Rule 10b5-1 of the Exchange Act. Compliance with our executive stock sale guidelines is monitored by the Committee and exceptions are granted by the Committee only in extraordinary circumstances.

Our executives and directors are also prohibited from entering into transactions designed to result in a financial benefit if our stock price declines, or any hedging transaction involving our securities, including but not limited to the use of financial derivatives such as puts and calls, short sales or any similar transactions.

Other Material Tax and Accounting Implications of the Program

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to a company’s Chief Executive Officer and three most highly compensated executive officers in service as of the end of any fiscal year (other than the Chief Executive Officer and Chief Financial Officer). However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee does not have a policy requiring aggregate compensation to meet the requirements for deductibility under Section 162(m). Where compensation is awarded in excess of the limits established by Section 162(m), the Committee encourages, but does not require, deferral of such excess amounts by the officer.

Employment Agreements

We have entered into employment agreements with each of our NEOs. The terms of these agreements are similar to those of employment agreements of similarly situated retail industry executives. Our executives’ employment agreements do not include any provisions for tax gross-up payments.

The Committee believes that employment agreements are important to both our executives and to the Company in that the executive benefits from clarity of the terms of his or her employment, as well as protection from wrongful termination, while Kohl’s benefits from nondisclosure and non-competition protection, enhancing our ability to retain the services of our executives. The Committee periodically reviews the terms of the employment agreements and amends them as necessary to remain competitive and to carry out its objectives. Details of the terms of the specific employment agreements are discussed below.

SUMMARY COMPENSATION TABLE

The table below summarizes information concerning compensation for fiscal 2013 of those persons who were at February 1, 2014: (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings(3)	All Other Compen- sation(7)	Total
Kevin Mansell	2013	$1,339,300	—		$6,000,119	(4)	—	$535,720	—	$303,165	$8,178,304
Chairman, President, Chief Executive Officer	2012	1,329,300	—		2,800,011		$2,800,003	531,720	—	355,758	7,816,792
	2011	1,300,000	—		2,799,984		2,806,198	2,145,000	—	371,261	9,422,443

Donald A. Brennan	2013	$927,200	—		$1,750,048	(4)	—	$278,160	—	$105,050	$3,060,458
Chief Merchandising Officer	2012	920,250	—		875,016		$875,002	276,075	—	111,340	3,057,682
	2011	900,000	—		7,312,523		1,315,403	1,035,000	—	95,507	10,658,433

Michelle Gass	2013	$927,200	$1,000,000	(5)	$9,750,064	(4)(5)	—	$162,260	—	$243,763	$12,083,287
Chief Customer Officer

Wesley McDonald	2013	$830,300	—		$1,250,035	(4)	$1,165,870	$166,060	—	$99,871	$3,512,136
Sr. Executive Vice President, Chief Financial Officer	2012	818,000	—		500,023		499,994	163,600	—	106,270	2,087,887
	2011	800,000	—		3,750,008		751,663	920,000	—	114,897	6,336,568

Richard Schepp	2013	$826,500	—		$2,250,044	(4)(6)	$1,165,870	$165,300	—	$106,098	$4,513,812
Sr. Executive Vice President, HR, General Counsel

(1)

The amounts shown represent the aggregate grant date fair value for awards granted in 2013, 2012 and 2011, computed in accordance with FASB ASC Topic 718 (formerly FAS 123(R)). For a discussion of the valuation assumptions used, see Note 7 to our fiscal 2013 audited financial statements included in our Annual Report on Form 10-K.

(2)	The amounts shown represent incentive payments awarded under our Annual Incentive Plan based on our performance during the year indicated, but actually paid in the following year.
(3)	We have no defined benefit or actuarial pension plans. All earnings in our nonqualified deferred compensation plan are at market values and are therefore omitted from the table.
(4)

Includes the aggregate grant date fair value of performance share units that could be earned pursuant to the 2014-2016 LTIP grant based on the probable outcome of the performance conditions as of the grant date. Actual payments will be based on our financial performance in fiscal years 2014 – 2016 and is subject to a modifier based on Kohl’s total shareholder return relative to its peers over the three-year performance period, as described more fully in Compensation Discussion & Analysis. The range of potential payments under the awards is set forth below.

	Amount Reported (Target)	Other Possible Amounts
		Minimum	Threshold	Maximum
Kevin Mansell	$3,600,139	$0	$1,350,053	$9,000,348
Donald A. Brennan	$1,050,043	$0	$393,767	$2,625,108
Michelle Gass	$1,050,043	$0	$393,767	$2,625,108
Wesley McDonald	$600,033	$0	$225,013	$1,500,083
Richard Schepp	$600,033	$0	$225,013	$1,500,083

(5)

Ms. Gass joined Kohl’s on June 7, 2013. Pursuant to her initial offer letter, she received $1 million intended as a signing incentive and to partially offset obligations she incurred as a result of her resignation from her previous employment and relocation. She also received restricted stock with a grant date value of $8 million in recognition of the equity awards she forfeited in connection with her resignation from her previous employment.

(6)

In April 2013, Mr. Schepp assumed responsibility for our Human Resources department. In recognition of his increased responsibilities, Mr. Schepp was awarded restricted stock with a grant date value of $1 million.

(7)	A detailed breakdown of “All Other Compensation” is provided in the table below.

Name	Our Contributions to Executive Officer’s Defined Contribution Plan Accounts	Payments made by us for Term Life, Long- Term Disability and Accidental Death and Dismember- ment Insurance	Our Reimbursement of Financial Planning and Tax Advice Expenses	Automobile Expense Allowance	Relocation and Travel Expense Reimburse- ment	Supplemental Health Care Coverage(s)	Utilization of Company- Owned Aircraft(b)	Restricted Stock Dividend Equivalents(c)	Total
Kevin Mansell	$17,500	$4,855	$8,971	$18,966	—	$50,000	$166,725	$36,148	$303,165
Donald A. Brennan	17,500	4,188	1,375	24,432	—	50,000	—	7,554	105,050
Michelle Gass	—	2,716	—	7,195	$183,851	50,000	—	—	243,763
Wesley McDonald	17,500	3,888	—	11,772	—	50,000	—	16,711	99,871
Richard Schepp	17,500	3,810	—	19,970	—	50,000	—	14,819	106,098

(a)

Amounts shown are coverage limits. Our actual expense for providing this benefit may have been substantially less than the amounts shown. Coverage limits are presented for purposes of protecting the confidentiality of our executives’ actual medical expenses.

(b)

Amounts shown are the incremental costs of personal use of Kohl’s-owned or chartered aircraft, and are based on either actual charter expense or, with respect to Kohl’s-owned aircraft utilization, the direct cost of use per hour, which includes fuel, maintenance, engine restoration cost reserves, crew travel expenses, landing and parking fees and supplies.

(c)

The amounts in this column represent dividend equivalent shares granted in lieu of cash dividends on March 27, June 26, September 25 and December 24, 2013 on unvested restricted stock granted prior to 2011, the value of which was not taken into account in the grant date fair value of such previously disclosed awards. The dividend equivalents with respect to unvested restricted stock are credited as additional shares of restricted stock on the record date and are subject to the same vesting restrictions as the underlying restricted stock. Amounts with respect to the dividend equivalent shares on unvested restricted stock granted in 2011 and thereafter are not included in this table as such amounts were factored into the grant date value of such awards.

GRANTS OF PLAN-BASED AWARDS IN 2013

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)		All Other Option Awards: Number of Securities Under- lying Options(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards(4)

		Threshold	Target	Maximum	Threshold	Target	Maximum
Kevin Mansell		$535,720	$2,343,775	$3,348,250	—	—	—	—		—	—	—
	01/13/2014	—	—	—	23,533	62,753	156,883	—		—	—	$3,600,139
	01/13/2014	—	—	—	—	—	—	44,893		—	—	2,399,980
Donald A. Brennan		$278,160	$1,390,800	$1,854,400	—	—	—	—		—	—	—
	01/13/2014	—	—	—	6,864	18,303	45,756	—		—	—	$1,050,043
	01/13/2014	—	—	—	—	—	—	13,094		—	—	700,005
Michelle Gass		$278,160	$1,390,800	$1,854,400	—	—	—
	07/15/2013	—	—	—	—	—	—	149,533	(5)	—	—	$8,000,016
	01/13/2014	—	—	—	6,864	18,303	45,756	—		—	—	1,050,043
	01/13/2014	—	—	—	—	—	—	13,094		—	—	700,005
Wesley McDonald		$166,060	$830,300	$1,453,025	—	—	—	—		—	—	—
	04/01/2013	—	—	—	—	—	—	—		25,601	$45.54	$1,165,870
	04/01/2013	—	—	—	—	—	—	5,490		—	—	250,014
	01/13/2014	—	—	—	3,923	10,459	26,148	—		—	—	600,033
	01/13/2014	—	—	—	—	—	—	7,482		—	—	399,988
Richard Schepp		$165,300	$826,500	$1,446,375	—	—	—	—		—	—	—
	04/01/2013	—	—	—	—	—	—	—		25,601	$45.54	$1,165,870
	04/01/2013	—	—	—	—	—	—	5,490		—	—	250,014
	05/15/2013	—	—	—	—	—	—	20,129	(6)	—	—	1,000,009
	01/13/2014	—	—	—	3,923	10,459	26,148	—		—	—	600,033
	01/13/2014	—	—	—	—	—	—	7,482		—	—	399,988

(1)

Shown are the Threshold, Target and Maximum payouts for which each executive was eligible under our Annual Incentive Plan with respect to fiscal 2013 performance. Amounts actually earned with respect to these awards are included in the Summary Compensation Table as Non-Equity Incentive Plan compensation. Further detail regarding actual 2013 awards can be found in the “Compensation Discussion & Analysis” beginning on page 25.

(2)

Represents range of performance share units that could be earned pursuant to the 2014-2016 LTIP grant. The 2014-2016 LTIP grant was made to the named executive officers on January 13, 2014 pursuant to the 2010 Long-Term Compensation Plan. The actual number of performance share units earned is dependent upon Kohl’s cumulative sales and net income during the three-year performance period, and range from 0% to 200% of the target amount and is subject to a modifier based on Kohl’s total shareholder return relative to its peers over the three-year performance period. See the Compensation Discussion & Analysis for a more detailed description of the performance measures.

(3)	Awarded under our 2010 Long-Term Compensation Plan.
(4)

Amounts shown represent the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used, see Note 7 to our fiscal 2013 audited financial statements included in our Annual Report on Form 10-K.

(5)	Ms. Gass joined Kohl’s on June 7, 2013. Pursuant to her initial offer letter, she received restricted stock with a grant date fair value of $8 million.
(6)

In April 2013, Mr. Schepp assumed responsibility for our Human Resources department. In recognition of his increased responsibilities, Mr. Schepp was awarded restricted stock with a grant date value of $1 million.

We are currently authorized to issue equity awards under our 2010 Long-Term Compensation Plan. Awards under our 2010 Plan may be in the form of stock options, stock appreciation rights, common stock including restricted stock, common stock units, performance units and performance shares. Our executives do not participate in any other long- or short-term equity incentive plans.

In March 2013, the Board of Directors’ Compensation Committee approved annual equity compensation awards to approximately 450 of our management associates. These awards were based upon each associate’s performance rating. Among the recipients were Messrs. McDonald and Schepp. Both of these executives received an award based on 2012 performance ratings comprised of 50% stock options and 50% performance-vested restricted stock:

Stock Options

Messrs. McDonald and Schepp each received options to purchase 25,601 shares of our stock. Those options were evidenced by written agreements that allow the recipient to purchase the vested portion of the option shares for a price of $45.54 per share, which was the closing price of a share of our stock on the date of the grant. These agreements include the following terms and conditions:

•	vesting of the options occurs in five equal installments on the first through fifth anniversaries of the date of the grant;

•	the term of the option is seven years from the date of grant;

•

if the recipient, at any time during the period of his or her employment and for one year following the end of employment, (a) engages directly or indirectly in any business or activity competitive with the business conducted by us or (b) engages in any activity which in the opinion of the Compensation Committee is adverse to our best interests, as described in the agreement, the option shall immediately lapse, and the recipient could be required to return fifty percent of the profit the recipient had gained from the exercise of any portion of the option over the previous twelve months;

•	payment of the option exercise price may be made in cash, or in shares of our stock, or a combination of cash and shares of our stock; and

•	the option is personal to the recipient and generally may not be assigned, transferred or pledged in any manner.

Except as described in the section below captioned “Potential Payments Upon Termination or Change of Control,” beginning on page 53, all unvested options will be cancelled and forfeited upon the termination of an executive’s employment.

Performance-Vested Restricted Stock

Messrs. McDonald and Schepp were each granted 5,490 shares of performance-vested restricted stock. These restricted shares were evidenced by written agreements that provide:

•	vesting of all of the performance-vested restricted stock is conditioned upon Kohl’s exceeding $900 million in net income in fiscal 2013 or 2014;

•	provided Kohl’s achieves the performance goal described above, the restrictions lapse in five equal installments on the first through fifth anniversaries of the date of the grant;

•	performance-vested restricted stock may not be assigned, transferred or pledged in any manner; and

•

prior to the vesting of performance-vested restricted stock, the recipients have the right to vote the shares, to receive and retain all regular dividends paid or distributed in respect of the shares (paid in “dividend units” that vest with the underlying shares), assuming full reinvestment of all such dividends, and have all other rights as a holder of outstanding shares of our stock.

Except as described in the section below captioned “Potential Payments Upon Termination or Change of Control,” beginning on page 53, all unvested restricted stock shall be cancelled and forfeited upon the termination of an executive’s employment.

In January 2014, the Board of Directors’ Compensation Committee adopted a new Long-Term Incentive Program (“LTIP”) for making annual long-term equity incentive awards to our most senior executives. These awards will continue to be made from the 2010 Plan. Under the LTIP, equity incentive awards are intended to be a blend of: (i) performance share units that vest in an amount contingent upon the achievement of multi-year financial performance goals, and (ii) time-vested restricted stock that vest ratably over a multi-year period. The Compensation Committee granted the first annual long-term equity incentive awards pursuant to the LTIP to each of Kohl’s executive officers, including Messrs. Mansell, Brennan, McDonald and Schepp and Ms. Gass, in January 2014 for the 2014-2016 performance period. These awards were comprised of a blend of (i) 60% performance share units and (ii) 40% time-vested restricted stock.

Performance Share Units

The 2014-2016 LTIP grants to Messrs. Mansell, Brennan, McDonald and Schepp and Ms. Gass included performance share units. These performance shares were evidenced by written agreements that provide:

•

vesting of the performance share units is contingent on Kohl’s cumulative net income and cumulative sales over a three-year performance period from fiscal 2014 through fiscal 2016, with target-level payouts only occurring if we achieve the levels set forth in our 3-Year Financial Plan;

•

the number of shares that may be earned upon vesting of the performance share units is also subject to a modifier based on Kohl’s total shareholder return relative to its peers over the three-year performance period;

•	performance share units may not be assigned, transferred or pledged in any manner;

•	prior to the payment of the performance share units, the recipients do not have the right to vote the shares or have any other rights as a holder of outstanding shares of our stock; and

•

when payment of the performance share units is made, the recipient is also entitled to the number of shares equal to the number of shares that would have been payable to the recipient had the performance share units earned regular dividends during the performance period, assuming full reinvestment of all such dividends.

Except as described in the section below captioned “Potential Payments Upon Termination or Change of Control,” beginning on page 53, all unvested performance share units shall be cancelled and forfeited upon the termination of an executive’s employment.

Time-Vested Restricted Stock

The 2014-2016 LTIP grants to Messrs. Mansell, Brennan, McDonald and Schepp and Ms. Gass included shares of time-vested restricted shares. These restricted shares were evidenced by written agreements that provide:

•	the restrictions lapse in four equal installments on the first through fourth anniversaries of the date of the grant;

•	restricted shares may not be assigned, transferred or pledged in any manner; and

•

prior to the vesting of the restricted shares, the recipients have the right to vote the shares, to receive and retain all regular dividends paid or distributed in respect of the shares (paid in “dividend units” that vest with the underlying shares), assuming full reinvestment of all such dividends, and have all other rights as a holder of outstanding shares of our stock.

Except as described in the section below captioned “Potential Payments Upon Termination or Change of Control,” beginning on page 53, all unvested restricted stock shall be cancelled and forfeited upon the termination of an executive’s employment.

Employment Agreements

We have employment agreements with Messrs. Mansell, Brennan, McDonald and Schepp and Ms. Gass. These agreements include the following terms:

•	the term of each agreement is three years, extended on a daily basis until either party notifies the other that the term shall no longer be so extended;

•

each executive shall receive an annual base salary, which, as of February 2, 2014 was $1,339,300 for Mr. Mansell, $927,200 each for Mr. Brennan and Ms. Gass, $830,300 for Mr. McDonald and $826,500 for Mr. Schepp; and

•

the executives may be entitled to certain payments and other benefits upon termination of their employment or a change of control of Kohl’s, as described below in the section captioned “Potential Payments Upon Termination or Change of Control,” beginning on page 53.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information for each named executive officer with respect to outstanding exercisable and unexercisable options to purchase our common stock, unvested restricted stock awards, and performance share awards that had not been earned or vested at February 1, 2014.

	Option Awards					Stock Awards(1)
	Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards
	Exercisable	Unexercisable							Number of Units of Stock That Have Not Vested		Market Value of Units of Stock That Have Not Vested(2)
Kevin Mansell	150,000			$35.50	01/27/2015	5,950	(3)	$301,264	62,753	(14)	$3,177,184
	97,500			$66.25	01/10/2016	34,124	(5)	$1,727,704
	97,500			$66.30	01/30/2017	48,492	(6)	$2,455,166
	92,600			$50.39	02/13/2018	10,774	(8)	$545,506
	125,000			$75.95	03/26/2014	44,893	(9)	$2,272,933
	50,000			$42.89	03/31/2015
	250,000			$50.07	09/15/2015
	40,000	10,000	(3)	$41.63	03/30/2016
	78,000	52,000	(4)	$55.74	03/29/2017
	77,028	115,544	(5)	$52.80	03/28/2018
	47,981	191,926	(6)	$48.48	03/26/2019
Donald A. Brennan	70,000			$61.70	04/02/2016	4,398	(3)	$222,670	18,303	(14)	$926,681
	33,000			$66.30	01/30/2017	15,996	(5)	$809,864
	31,000			$50.39	02/13/2018	15,154	(6)	$767,256
	20,000			$49.56	02/25/2019	13,094	(9)	$662,949
	17,500			$46.20	02/23/2020	72,807	(10)	$3,686,222
	15,000			$54.75	08/11/2020
	24,200			$75.95	03/26/2014
	75,000			$58.54	10/15/2014
	36,500			$42.89	03/31/2015
	54,800	13,700	(3)	$41.63	03/30/2016
	38,580	25,720	(4)	$55.74	03/29/2017
	36,107	54,161	(5)	$52.80	03/28/2018
	14,994	59,977	(6)	$48.48	03/26/2019
Michelle Gass						13,094	(9)	$662,949	18,303	(14)	$926,681
						151,492	(11)	$7,670,040
Wesley McDonald	37,500			$60.17	08/04/2018	4,571	(3)	$231,460	10,459	(14)	$529,539
	20,000			$49.56	02/25/2019	5,725	(4)	$289,874
	15,000			$46.20	02/23/2020	9,140	(5)	$462,764
	23,320			$75.95	03/26/2014	8,660	(6)	$438,462
	4,120	2,060	(3)	$41.63	03/30/2016	5,600	(7)	$283,528
	20,632	30,950	(5)	$52.80	03/28/2018	7,482	(9)	$378,814
	8,568	34,272	(6)	$48.48	03/26/2019	60,672	(10)	$3,071,824
	—	25,601	(7)	$45.54	04/01/2020
Richard Schepp	40,000			$56.63	10/02/2015	4,192	(3)	$212,213	10,459	(14)	$529,539
	5,500			$66.25	01/10/2016	4,924	(4)	$249,299
	50,000			$55.05	08/15/2016	7,763	(5)	$393,020
	33,000			$66.30	01/30/2017	8,660	(6)	$438,462
	31,000			$50.39	02/13/2018	5,600	(7)	$283,528
	20,000			$49.56	02/25/2019	7,482	(9)	$378,814
	20,000			$46.20	02/23/2020	58,319	(12)	$2,952,682
	21,560			$75.95	03/26/2014	20,532	(13)	$1,039,551
	15,300			$42.89	03/31/2015
	9,996	2,499	(3)	$41.63	03/30/2016
	8,568	34,272	(6)	$48.48	03/26/2019
	—	25,601	(7)	$45.54	04/01/2020

(1)	Includes accrued but unvested dividend equivalent shares.
(2)	Based upon the $50.63 closing price of our common stock on February 1, 2014.
(3)	Award vests 20% per year with future vesting date of March 30, 2014.
(4)	Award vests 20% per year with future vesting dates of March 29, 2014 and 2015.
(5)	Award vests 20% per year with future vesting dates of March 28, 2014, 2015 and 2016.
(6)	Award vests 20% per year with future vesting dates of March 26, 2014, 2015, 2016 and 2017.
(7)

Award vests 20% per year with future vesting dates of April 1, 2014, 2015, 2016, 2017 and 2018. For restricted stock, vesting is also contingent upon Kohl’s achieving an adjusted net income of $900 million or more in either fiscal 2013 or fiscal 2014.

(8)	Award vests 20% per year with future vesting date of October 15, 2014.
(9)	Award vests 25% per year with future vesting dates of January 13, 2015, 2016, 2017 and 2018.
(10)	Award vests 20% per year with future vesting dates of March 1, 2014, 2015 and 2016.
(11)	Award vests 25% per year with future vesting dates of July 15, 2014, 2015, 2016 and 2017.
(12)	Award vests 20% per year with future vesting dates of May 15, 2014, 2015 and 2016.
(13)	Award vests 20% per year with future vesting dates of May 15, 2014, 2015, 2016, 2017 and 2018.
(14)

Performance share units scheduled to vest in March 2017 if the Committee certifies that the performance goals are achieved as of the end of fiscal 2016. Vesting of the performance share units is contingent on Kohl’s cumulative net income and cumulative sales over a three-year performance period from fiscal 2014 through fiscal 2016. Number of units is based on achieving 100% of the target units issued.

OPTION EXERCISES AND STOCK VESTED IN 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin Mansell	300,000	$6,273,555	40,547	$1,939,259
Donald A. Brennan	—	—	37,561	$1,735,441
Michelle Gass	—	—	—	—
Wesley McDonald	8,145	$110,506	12,681	$586,960
Richard Schepp	—	—	11,435	$529,266

PENSION BENEFITS

We do not maintain any pension benefit plans for our officers or Directors that would otherwise be disclosable in these proxy materials.

NONQUALIFIED DEFERRED COMPENSATION

We have no retirement plans for our executive officers other than defined contribution plans and a retiree health plan for certain former principal officers. Approximately 450 of our executives are eligible for participation in the Kohl’s Deferred Compensation Plans, which are unfunded, unsecured plans. The Deferred Compensation Plans allow our executives to defer all or a portion of their base salary and bonuses. Elections to participate in these plans are made by our executives on an annual basis, prior to the beginning of the year in which the compensation is earned.

We do not make any company contributions to the Deferred Compensation Plans. The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, plus earnings (or minus losses). We deposit the deferred amounts into a trust for the benefit of plan participants. In accordance with tax requirements, the assets of the trust are subject to claims of our creditors. Account balances are deemed invested in accordance with investment elections designated by the executive from time to time but no more frequently than monthly. There are several investment options available to plan participants, including money market/fixed income funds, domestic and international equity funds, blended funds and pre-allocated lifestyle fund investments.

Deferred account balances are distributed to the plan participants in accordance with elections made by the executive at the time the deferral is made. These distributions may be scheduled for future years while the executive remains our employee or following the participant’s termination of employment, either in a lump sum or in installments. A separate distribution election is made by plan participants with respect to account balance distributions in the event of a change of control of Kohl’s.

The following table shows the executive contributions, earnings and account balances for the persons named in the Summary Compensation Table.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Kevin Mansell	—	—	$244,924	—	$2,744,142
Donald A. Brennan	—	—	—	—	—
Michelle Gass	—	—	—	—	—
Wesley McDonald	$124,238	—	$42,802	($9,791)	$1,249,787
Richard Schepp	$304,616	—	$59,342	—	$2,413,706

(1)	Executive contributions are included as compensation in the Summary Compensation Table in the year contributed. Earnings on account balances are not included in the Summary Compensation Table.
(2)

Of the amounts disclosed in this column, the following amounts were previously reported in the Summary Compensation Table in either 2013 or prior to 2013: Mr. Mansell: $2,104,169; Mr. McDonald: $936,800; Mr. Schepp: $304,616. The difference between the amounts disclosed in this footnote and the amounts disclosed in the above column reflect earnings (and losses) on the contributions and any salary or bonus deferrals by the executive prior to becoming a NEO.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Upon termination of their employment or a change of control of Kohl’s, Messrs. Mansell, Brennan, McDonald, and Schepp and Ms. Gass will be entitled to various payments and other benefits pursuant to their respective Employment Agreements, our 2010 Long-Term Compensation Plan, our 2003 Long-Term Compensation Plan, our Annual Incentive Plan and our associate merchandise discount program. These payments and benefits are described below:

Mr. Mansell

Employment Agreement

We are party to an amended and restated employment agreement with Mr. Mansell that provides for certain payments and other benefits upon his termination. The agreement does not provide separate or incremental benefits upon a change of control of Kohl’s. The payments and other benefits upon Mr. Mansell’s termination are as follows:

•	If his employment is terminated by us due to his misconduct, or if he voluntarily resigns, he will not receive any severance payments;

•	If his employment is terminated upon his death or disability or due to our non-renewal of his employment agreement:

•	he or his estate is entitled to a pro rata bonus for the current fiscal year;

•

he or his estate is entitled to a severance payment in the amount of one half of his then annual base salary, payable over one year in the event of his death or due to non-renewal, and over six months in the event of his disability;

•

he and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or the eligible dependents in the event of his death) reimburses us for all premiums paid for such retiree health insurance benefits; and

•	all of his unvested stock options shall immediately vest if the termination is a result of his death.

•

If his employment is terminated as a result of a material reduction in his job status or scope of responsibilities (i.e., for “good reason”), or if we terminate his employment involuntarily without cause during the term of his employment agreement (generally, three years) he will be entitled to:

•

a pro rata bonus for the current fiscal year, determined on the basis of the actual performance of Kohl’s at the end of that year and paid at the same time as other executives receive their bonus for that year;

•	a lump sum severance payment equal to the sum of:

•	an amount equal to his aggregate base salary for the remaining term of his agreement; plus

•

an amount equal to the average of the bonus awards made to him under our annual incentive compensation plan over the prior three fiscal years, multiplied by the then remaining term of his agreement, but not more than 2.9 years;

•

he and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or the eligible dependents in the event of his death) reimburses us for all premiums paid for such retiree health insurance benefits;

•	outplacement services of up to $20,000;

•	to the extent unvested, continued vesting of his stock options for the remaining term of his agreement; and

•	to the extent unvested, accelerated vesting of any outstanding restricted stock awards that would have vested during the remaining term of his agreement.

•	Mr. Mansell’s amended and restated employment agreement does not provide any tax gross ups.

•	Following his termination of employment, Mr. Mansell will be prohibited from competing with us for a period of one year.

•

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreement are not payable until the six-month anniversary of the date of a termination.

•	In all cases, our obligation to pay severance is contingent upon Mr. Mansell’s execution of a general release of claims against us.

Accelerated Vesting of Equity Awards

•

The terms of our 2010 Long-Term Compensation Plan provide that in the event of a “change of control” of Kohl’s (as defined in the Plan), the vesting of outstanding stock option awards or time-vested restricted stock awards shall accelerate only if a recipient is involuntarily terminated without cause within the six months prior or the twelve months following the “change of control” or if the recipient voluntarily terminates for “good reason” (as defined in the recipient’s employment agreement, if applicable) during the same time period. This is true if the stock option or time-vested restricted stock awards are assumed by the acquiring or surviving company. However, if the awards are not assumed by the acquiring or surviving company, then all awards shall immediately vest and become fully exercisable at the time of the “change of control.” Under the same Plan, upon a “change of control,” all performance-vested restricted stock awards and performance share unit awards shall continue to be subject to any time-based vesting schedule, but any related performance vesting criteria will be deemed to have been satisfied (for performance share units, at the target level). Again, this is true if the performance-vested restricted stock awards or performance share unit awards are assumed by the acquiring or surviving company. If the recipient terminates employment as described above within six months prior to or twelve months following a “change of control” or if the performance-vested restricted stock awards or performance share unit awards are not assumed by the acquiring or surviving company at the time of the “change of control,” then all such outstanding awards shall immediately vest. All stock option, restricted stock awards, and performance share unit awards granted to Mr. Mansell in 2011 and later were made under our 2010 Long-Term Compensation Plan.

•

Vesting of any unvested stock option and restricted stock awards held by Mr. Mansell that were made under our 2003 Long-Term Compensation Plan is within the discretion of the Compensation Committee in the event of a “change of control” of Kohl’s (as defined in the Plan). All stock option and restricted stock awards granted to Mr. Mansell prior to 2011 were made under our 2003 Long-Term Compensation Plan and could, in the discretion of the Compensation Committee, vest in accordance with these provisions.

•

As described above, there are also provisions in Mr. Mansell’s employment agreement that allows for acceleration or continued vesting of equity awards upon certain terminations of employment. In addition to these provisions, the award agreements applicable to Mr. Mansell’s outstanding equity awards provide for acceleration of vesting upon certain terminations of employment. Pursuant to the terms of our performance-vested restricted stock award agreements, where accelerated vesting is otherwise provided for upon a termination of employment, such awards will only vest if the related performance conditions are satisfied at the time of termination or at a later date. Pursuant to the terms of our performance share unit award agreements for 2014 grants, upon a termination of Mr. Mansell’s employment due to a disability, he will vest in the actual number of performance share units that are earned at the end of the performance period. In addition, upon a termination of Mr. Mansell’s employment by reason of his retirement (which retirement would need to be approved as a retirement by the Committee in its discretion at the time of such retirement), he would vest in a prorated portion of the actual number of performance share units that are earned at the end of the performance period based on the number of months he was employed during the performance period. If Mr. Mansell’s employment is terminated upon his death, such performance share units shall vest at the target amount. Pursuant to the terms of all other equity awards held by Mr. Mansell, he would become fully vested in such awards upon a termination due to his death, and, for time-vested restricted stock awards granted in 2014, he would become fully vested in such awards upon a termination of his employment due to disability.

Non-Contractual Benefit Upon Retirement

In addition to his contractual benefits, upon his retirement, Mr. Mansell will be entitled to participate for his lifetime in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Mr. Mansell

The following table shows the potential payments to Mr. Mansell upon termination of his employment during the term of his employment agreement. Also shown is the value of any of Mr. Mansell’s stock options, performance share units, and restricted stock that would vest upon the occurrence of a “change of control” of Kohl’s or upon certain terminations of Mr. Mansell’s employment following a “change of control” of Kohl’s. The amounts shown in the table assume a February 1, 2014 employment termination date, do not reflect salary and bonus accrued as of that date and, for performance-vested restricted stock, assumes all related performance conditions are satisfied. Also assumed is a February 1, 2014 effective date of a “change of control” and a $50.63 “change of control price” of our common stock, which was the January 31, 2014 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan and 2003 Long-Term Compensation Plan, as applicable. The amounts shown in the following table also assume that in a “change of control,” the acquiring or surviving company would have assumed the equity awards made under the 2010 Long-Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death
Severance Payment — Salary Continuation	—	—	$4,017,900	$4,017,900	$669,650	$669,650
Severance Payment — Bonus Payments	—	—	$5,100,829	$5,100,829	—	—
Pro Rated Bonus(1)	—	—	$535,720	$535,720	$1,758,907	$1,758,907
Outplacement	—	—	$20,000	$20,000	—	—
Value of Accelerated Restricted Stock(2)	—	—	$6,120,548	$7,302,572	$2,272,933	$7,302,572
Value of Accelerated Stock Options	—	—	$399,480	$502,641	—	$502,641
Value of Accelerated Performance Share Units(3)	—	—	—	$3,177,184	$3,177,184	$3,177,184

TOTAL	$—	$—	$16,194,477	$20,656,846	$7,878,674	$13,410,954

(1)

The entire hypothetical bonus for 2013 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination, the pro rata bonus is based on actual performance at the end of the year, while in the case of death or disability, the pro rata bonus is based on the average award made to Mr. Mansell over the prior three fiscal years.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units are illustrated at target, although in the case of a disability Mr. Mansell would receive the actual award earned at the end of the performance period, as if he had remained employed through the end of the performance period.

Mr. Brennan and Ms. Gass

Employment Agreement

Mr. Brennan and Ms. Gass have substantially similar employment agreements. These agreements provide for certain payments and other benefits upon the executive’s termination or upon a change of control of Kohl’s. These arrangements are as follows:

•	If either executive’s employment is terminated by us due to the executive’s misconduct, or if the executive voluntarily resigns, the executive will not receive any severance payments;

•	If either executive’s employment is terminated upon death or disability or due to our non-renewal of an employment agreement:

•	the executive or the executive’s estate is entitled to receive a pro rata bonus for the current fiscal year;

•

the executive or the executive’s estate is entitled to receive severance in the amount of one half of the executive’s then annual base salary, payable over one year in the event of the executive’s death or due to non-renewal, and over six months in the event of the executive’s disability;

•

the executive and the executive’s spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided the executive (or the eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits; and

•	all of the executive’s unvested stock options shall immediately vest if the termination is a result of the executive’s death.

•

If either executive terminates employment as a result of a material reduction in the executive’s job status or scope of responsibilities (i.e., for “good reason”), or if we terminate the executive’s employment involuntarily without cause during the term of the employment agreement (generally, three years) and the termination is not in connection with a “change of control” (as defined in the agreement), the executive will be entitled to:

•

a pro rata bonus for the current fiscal year, determined on the basis of the actual performance of Kohl’s at the end of that year, payable at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:

•	an amount equal to the executive’s aggregate base salary for the remaining term of the executive’s agreement, but not more than 2.9 years; plus

•	an amount equal to the average of the bonus awards made to the executive under our annual incentive compensation plan over the prior three fiscal years;

•

the executive and his or her spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided the executive (or the eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits;

•	outplacement services of up to $20,000; and

•	to the extent unvested, continued vesting of the executive’s stock options throughout the remainder of the term of the executive’s employment agreement.

•

If, within the three months preceding or one year following a “change of control” of Kohl’s (as defined in the agreement) Mr. Brennan’s or Ms. Gass’s employment is terminated by us without cause during the term of the agreement or by the executive for “good reason”, the terminating executive will be entitled to the following severance benefits:

•

a pro rata bonus for the current fiscal year, determined on the basis of the average award made to the executive over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•	a severance payment equal to the sum of:

•	an amount equal to the executive’s aggregate base salary for the remaining term of the executive’s agreement, but not more than 2.9 years; plus

•

an amount equal to the average of the bonus awards made to the executive under our annual incentive compensation plan over the prior three fiscal years, multiplied by the number of years remaining in the term of the executive’s agreement, but not more than 2.9 years;

•

the executive and the executive’s spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided the executive (or the eligible dependents in the event of death) reimburses us for all premiums paid for such retiree health insurance benefits;

•	outplacement services of up to $20,000; and

•	to the extent unvested, accelerated vesting of any outstanding stock options for the remaining term of the executive’s agreement.

•	Neither Mr. Brennan’s nor Ms. Gass’s employment agreement provide a tax gross up.

•	Following their respective terminations, Mr. Brennan and Ms. Gass will be prohibited from competing with us for a period of one year.

•

In accordance with Section 409A of the Internal Revenue Code of 1986, as amended, certain payments under the employment agreements are not payable until the six-month anniversary of the date of a termination.

•	In all cases, our obligation to pay severance is contingent upon the executive’s execution of a general release of claims against us.

Accelerated Vesting of Equity Awards

For unvested stock options and restricted stock awarded to Mr. Brennan prior to 2011, vesting upon a “change of control” is within the discretion of the Compensation Committee, as described in our 2003 Long-Term Compensation Plan. For stock options, and time-vested restricted stock awarded to Mr. Brennan or Ms. Gass in 2011 or later, under the terms of our 2010 Long-Term Compensation Plan, upon a “change of control,” the vesting of such awards is accelerated only if the executive terminates employment, within six months prior to or twelve months following a “change of control,” as a result of the executive’s termination for “good reason” or if the executive’s employment is terminated without cause. This is true if the awards are assumed by the acquiring or surviving company at the time of the “change of control.” If the awards are not assumed by the acquiring or surviving company upon a “change of control,” then the awards accelerate vesting at the time of the “change of control.” Under the same Plan, upon a “change of control,” all performance-vested restricted stock awards and performance share unit awards shall continue to be subject to any time-based vesting schedule, but any related performance vesting criteria will be deemed to have been satisfied (for performance share units, at the target level). Again, this is true if the performance-vested restricted stock awards or performance share unit awards are assumed by the acquiring or surviving company. If the recipient terminates employment as described above within six months prior to or twelve months following a “change of control” or if the performance-vested restricted stock awards or performance share unit awards are not assumed by the acquiring or surviving company at the time of the “change of control,” then all such outstanding awards shall immediately vest.

In addition, if Mr. Brennan or Ms. Gass terminates employment for “good reason” or if we terminate the executive’s employment without cause during the term of the executive’s employment agreement, the restricted stock that would have vested during the three-year period following termination of the executive’s employment will vest. Any performance-vested restricted stock awards will only vest if the related performance conditions are satisfied at the time of termination or at a later date. Pursuant to the terms of our performance share unit award agreements for 2014 grants, upon termination of the executive’s employment due to a disability, the executive will vest in the actual number of performance share units that are earned at the end of the performance period. In addition, upon a termination of either executive’s employment by reason of retirement (which retirement would need to be approved as a retirement by the Committee in its discretion at the time of such retirement), the executive would vest in a prorated portion of the actual number of performance share units that are earned at the end of the performance period based on the number of months he or she was employed during the performance period. If the executive’s employment is terminated upon the executive’s death, such performance share units shall vest at the target amount. Upon either executive’s death while employed by us, all outstanding stock options and restricted stock would immediately vest and, for time-vested restricted stock awards granted in 2014, an executive would become fully vested upon the executive’s employment termination due to disability.

As described above, there are also provisions in Mr. Brennan’s and Ms. Gass’s employment agreements that allow for acceleration or continued vesting of stock options upon certain terminations of employment.

Non-Contractual Benefit Upon Retirement

In addition to their contractual benefits, upon their retirement, Mr. Brennan and Ms. Gass will each be entitled to participate for their respective lifetimes in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Mr. Brennan

The following table shows the potential payments to Mr. Brennan upon termination of his employment during the term of his employment agreement. Also shown is the value of Mr. Brennan’s stock options, performance share units, and restricted stock that would vest upon certain terminations of Mr. Brennan’s employment following a “change of control” of Kohl’s. The amounts shown in the table assume a February 1, 2014 employment termination date, do not reflect salary and bonus accrued as of that date and, for performance-vested restricted stock, assume all related performance conditions are satisfied. Also assumed is a February 1, 2014 effective date of a “change of control” and a $50.63 “change of control price” of our common stock, which was the January 31, 2014 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan and 2003 Long-Term Compensation Plan, as applicable. The amounts shown in the following table also assume that in a “change of control,” the acquiring or surviving company would have assumed the equity awards made under the 2010 Long-Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death
Severance Payment — Salary Continuation	—	—	$2,688,880	$2,688,880	$463,600	$463,600
Severance Payment — Bonus Payments	—	—	$962,025	$2,789,873	—	—
Pro Rated Bonus(1)	—	—	$278,160	$962,025	$962,025	$962,025
Outplacement	—	—	$20,000	$20,000	—	—
Value of Accelerated Restricted Stock(2)	—	—	$5,791,410	$6,148,961	$662,949	$6,148,961
Value of Accelerated Stock Options	—	—	$187,774	$252,251	—	$252,251
Value of Accelerated Performance Share Units(3)	—	—	—	$926,681	$926,681	$926,681

TOTAL	$—	$—	$9,928,249	$13,788,671	$3,015,255	$8,753,518

(1)

The entire hypothetical bonus for 2013 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year. In other cases, the pro rata bonus is illustrated based on the average award made to Mr. Brennan over the prior three fiscal years.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units are illustrated at target, although in the case of a disability Mr. Brennan would receive the actual award earned at the end of the performance period, as if he had remained employed through the end of the performance period.

Potential Benefit Summary — Ms. Gass

The following table shows the potential payments to Ms. Gass upon termination of her employment during the term of her employment agreement. Also shown is the value of Ms. Gass’s stock options, performance share units, and restricted stock that would vest upon certain terminations of Ms. Gass’s employment following a “change of control” of Kohl’s. The amounts shown in the table assume a February 1, 2014 employment termination date, do not reflect salary and bonus accrued as of that date. Also assumed is a February 1, 2014 effective date of a “change of control” and a $50.63 “change of control price” of our common stock, which was the January 31, 2014 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan. The amounts shown in the following table also assume that in a “change of control,” the acquiring or surviving company would have assumed the equity awards made under the 2010 Long-Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death
Severance Payment —Salary Continuation	—	—	$2,688,880	$2,688,880	$463,600	$463,600
Severance Payment — Bonus Payments	—	—	—	—	—	—
Pro Rated Bonus(1)	—	—	$162,260	—	—	—
Outplacement	—	—	$20,000	$20,000	—	—
Value of Accelerated Restricted Stock(2)	—	—	$6,249,742	$8,332,990	$662,949	$8,332,990
Value of Accelerated Performance Share Units(3)	—	—	—	$926,681	$926,681	$926,681

TOTAL	$—	$—	$9,120,882	$11,968,551	$2,053,230	$9,723,271

(1)

The entire hypothetical bonus for 2013 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units are illustrated at target, although in the case of a disability, Ms. Gass would receive the actual award earned at the end of the performance period, as if she had remained employed through the end of the performance period.

Mr. McDonald and Mr. Schepp

Employment Agreement

Messrs. McDonald and Schepp entered into employment agreements with Kohl’s that are substantially similar to the employment agreements with Mr. Brennan and Ms. Gass. The payments and other benefits upon the executive’s termination or upon a change of control of Kohl’s are the same as described above for Mr. Brennan and Ms. Gass, except as follows:

•

Instead of being eligible for post-retirement health care coverage under our health insurance plan subject to reimbursement for the cost of such premiums, in connection with certain terminations, Messrs. McDonald and Schepp shall receive reimbursement of that portion of the executive’s monthly COBRA payment which is equal to our normal monthly cost of coverage of an executive under our group health insurance plans;

•

if Mr. McDonald or Mr. Schepp terminates his employment as a result of a material reduction in job status or scope of responsibilities (i.e., for “good reason”), or if we terminate the executive’s employment involuntarily without cause during the term of the executive’s employment agreement (generally, three years) and the termination is not in connection with a “change of control” (as defined in the agreement), then such monthly reimbursement payments shall occur for a period of two years; and

•

if, within the three months preceding or one year following a “change of control” of Kohl’s (as defined in the agreement) Mr. McDonald’s or Mr. Schepp’s employment is terminated by us without cause during the term of the agreement or by the executive for “good reason,” then such monthly reimbursement payments shall occur for a period of one year.

Accelerated Vesting of Equity Awards

For stock options and restricted stock awarded to Messrs. McDonald and Schepp prior to 2011, vesting upon a “change of control” is within the discretion of the Compensation Committee, as described in our 2003 Long-Term Compensation Plan. For stock options, performance share units, and restricted stock awarded to Messrs. McDonald and Schepp in 2011 and later, under our 2010 Long-Term Compensation Plan, upon a “change of control,” the vesting of such awards is accelerated only if the executive terminates employment, within six months prior to or twelve months following a “change of control,” as a result of the executive’s termination for “good reason” or if the executive’s employment is terminated without cause. This is true if the awards are assumed by the acquiring or surviving company at the time of the “change of control.” If the awards are not assumed by the acquiring or surviving company upon a “change of control,” then the awards accelerate vesting at the time of the “change of control.” Under the same Plan, upon a “change of control,” all performance-vested restricted stock awards and performance share unit awards shall continue to be subject to any time-based vesting schedule, but any related performance vesting criteria will be deemed to have been satisfied (for performance share units, at the target level). Again, this is true if the performance-vested restricted stock awards or performance share unit awards are assumed by the acquiring or surviving company. If the recipient terminates employment as described above within six months prior to or twelve months following a “change of control” or if the performance-vested restricted stock awards or performance share unit awards are not assumed by the acquiring or surviving company at the time of the “change of control,” then all such outstanding awards shall immediately vest.

The restricted stock and option awards made to Mr. McDonald prior to 2011 and Mr. Schepp prior to May 15, 2011 provided for accelerated vesting of the shares or options granted pursuant to such grants to the extent such shares or options would have otherwise vested during the two-year period following termination of the executive’s employment if the executive terminates for “good reason” or if we terminate the executive’s employment without cause during the term of the employment agreement. For stock options and restricted stock awarded to Messrs. McDonald and Schepp prior to 2011, pursuant to the award agreements, if a similar termination of employment were to occur within the one year period following a “change of control,” all unvested shares or options granted pursuant to such awards would vest.

For restricted stock awards granted to Mr. McDonald in 2011 and later, and for restricted stock awards granted to Mr. Schepp on or after May 15, 2011, vesting of such awards would accelerate based on the number of shares that would have vested during the three-year period following termination of the executive’s employment if the executive terminates employment for “good reason” or if we terminate the executive’s employment without cause during the term of the employment agreement. For any performance-vested restricted stock, vesting will only occur if the related performance conditions are satisfied at the time of termination or at a later date. Pursuant to the terms of our performance share unit award agreements for 2014 grants, upon termination of the executive’s employment due to a disability, the executive will vest in the actual number of performance share units that are earned at the end of the performance period. In addition, upon a termination of either executive’s employment by reason of retirement (which retirement would need to be approved as a retirement by the Committee in its discretion at the time of such retirement), the executive would vest in a prorated portion of the actual number of performance share units that are earned at the end of the performance period based on the number of months he or she was employed during the performance period. Upon either executive’s death while employed by us, all outstanding stock options and restricted stock would immediately vest and, for time-vested restricted stock awards granted in 2014, an executive would become fully vested upon the executive’s employment termination due to disability.

Finally, there are also provisions in Mr. McDonald’s and Mr. Schepp’s employment agreements that accelerate or continue vesting of all or a portion of any outstanding equity awards upon certain terminations of the executive’s employment. Those provisions are intended to apply to equity grants awarded to the executives on or after those employment agreements became effective, which was on December 1, 2010 for Mr. McDonald and May 15, 2011 for Mr. Schepp.

Potential Benefit Summary — Mr. McDonald

The following table shows the potential payments to Mr. McDonald upon termination of his employment during the term of his employment agreement. Also shown is the value of any of Mr. McDonald’s stock options, performance share units, and restricted stock, that would vest upon the occurrence of a “change of control” of Kohl’s or upon certain terminations of Mr. McDonald’s employment following a “change of control” of Kohl’s. The amounts shown in the table assume a February 1, 2014 employment termination date, do not reflect salary and bonus accrued as of that date and, for performance-vested restricted stock, assume that all related performance conditions are satisfied. Also assumed is a February 1, 2014 effective date of a “change of control” and a $50.63 “change of control price” of our common stock, which was the January 31, 2014 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan and 2003 Long-Term Compensation Plan, as applicable. The amounts shown in the following table also assume that in a “change of control,” the acquiring or surviving company would have assumed the equity awards made under the 2010 Long-Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death
Severance Payment — Salary Continuation	—	—	$2,407,870	$2,407,870	$415,150	$415,150
Severance Payment — Bonus Payments	—	—	$827,867	$2,400,813	—	—
Pro Rated Bonus(1)	—	—	$166,060	$827,867	$827,867	$827,867
Outplacement	—	—	$20,000	$20,000	—	—
Value of Accelerated Restricted Stock(2)	—	—	$4,838,996	$5,156,726	$378,814	$5,156,726
Value of Accelerated Stock Options	—	—	$151,986	$222,534	—	$222,534
Value of Accelerated Performance Share Units(3)	—	—	—	$529,539	$529,539	$529,539
Health Care Benefits	—	—	$22,504	$11,252	—	—

TOTAL	$—	$—	$8,435,283	$11,576,601	$2,151,370	$7,151,816

(1)

The entire hypothetical bonus for 2013 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year. In other cases, the pro rata bonus is illustrated based on the average award made to Mr. McDonald over the prior three fiscal years.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award which were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units are illustrated at target, although in the case of a disability Mr. McDonald would receive the actual award earned at the end of the performance period, as if he had remained employed through the end of the performance period.

Potential Benefit Summary — Mr. Schepp

The following table shows the potential payments to Mr. Schepp upon termination of his employment during the term of his employment agreement. Also shown is the value of any of Mr. Schepp’s stock options, performance share units, and restricted stock that would vest upon the occurrence of a “change of control” of Kohl’s or upon certain terminations of Mr. Schepp’s employment following a “change of control” of Kohl’s. The amounts shown in the table assume a February 1, 2014 employment termination date, do not reflect salary and bonus accrued as of that date and, for performance-vested restricted stock, assume all related performance conditions are satisfied. Also assumed is a February 1, 2014 effective date of a “change of control” and a $50.63 “change of control price” of our common stock, which was the January 31, 2014 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2010 Long-Term Compensation Plan and 2003 Long-Term Compensation Plan, as applicable. The amounts shown in the following table also assume that in a “change of control,” the acquiring or surviving company would have assumed the equity awards made under the 2010 Long-Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death
Severance Payment — Salary Continuation	—	—	$2,396,850	$2,396,850	$413,250	$413,250
Severance Payment — Bonus Payments	—	—	$528,353	$1,532,225	—	—
Pro Rated Bonus(1)	—	—	$165,300	$528,353	$528,353	$528,353
Outplacement	—	—	$20,000	$20,000	—	—
Value of Accelerated Restricted Stock(2)	—	—	$5,083,012	$5,947,569	$378,814	$5,947,569
Value of Accelerated Stock Options	—	—	$155,937	$226,485	—	$226,485
Value of Accelerated Performance Share Units(3)			—	$529,539	$529,539	$529,539
Health Care Benefits	—	—	$15,317	$7,658	—	—

TOTAL	$—	$—	$8,364,769	$11,188,679	$1,849,956	$7,645,196

(1)

The entire hypothetical bonus for 2013 is shown here as this table illustrates the effect of a termination at the end of the fiscal year (thus, a full pro-ration applies). In the case of an involuntary or good reason termination without a change of control, the pro rata bonus is based on actual performance at the end of the year. In other cases, the pro rata bonus is illustrated based on the average award made to Mr. Schepp over the prior three fiscal years.

(2)

The value of accelerated restricted stock includes dividend equivalents on the applicable award that were credited as additional shares subject to the same vesting restrictions as the original award of restricted stock.

(3)

The value of accelerated performance share units are illustrated at target, although in the case of a disability Mr. Schepp would receive the actual award earned at the end of the performance period, as if he had remained employed through the end of the performance period.

Equity Compensation Plan Information

The following table provides information as of February 1, 2014 regarding shares outstanding and available for issuance under our existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	11,374,529	$56.05	12,140,488
Equity compensation plans not approved by security holders(1)	—	—	—

Total	11,374,529	$56.05	12,140,488

(1)	All of our existing equity compensation plans have been approved by shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers to file reports with the Commission disclosing their ownership, and changes in their ownership, of our stock. Copies of these reports must also be furnished to us. Based solely upon our review of these copies, we believe that during fiscal 2013, all of such reports were filed on a timely basis by reporting persons.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee, management and our independent registered public accounting firm each have different roles and responsibilities with respect to our financial statements and internal control over financial reporting. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors and is directly responsible for the compensation, appointment, retention and oversight of our independent registered public accounting firm. As part of this process, the Audit Committee is directly involved in the selection of the independent registered public accounting firm’s lead engagement partner and periodically considers whether a rotation of the independent registered public accounting firm is recommended. The Audit Committee has determined that a policy requiring periodic rotation of our independent registered public accounting firm would not be in shareholders’ best interests at this time. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for objectively reviewing, evaluating and testing our system of internal controls, and reports to the Audit Committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for performing an independent audit of our financial statements and for expressing an opinion, based on the results of their audit, whether the consolidated financial statements are fairly presented in all material respects, in conformity with accounting principles generally accepted in the United States. In addition, Ernst & Young is responsible for expressing an opinion on the effectiveness of our internal controls over financial reporting. Under its written charter, the Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to our independent registered public accounting firm as well as any of our employees, and has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

The Audit Committee reviewed and discussed our audited financial statements with management and Ernst & Young. The Audit Committee has also discussed and reviewed with Ernst & Young the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB’s”) Auditing Standard AU Section 380 (Communication with Audit Committees). This review included a discussion of the quality of Kohl’s accounting principles, the selection of and modification to significant accounting policies, the reasonableness of estimates, and the disclosures in Kohl’s financial statements and the notes thereto. In addition, the Audit Committee obtained from Ernst & Young the written disclosures and the letter required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence). The Audit Committee discussed with Ernst & Young any relationships that may impact their objectivity and independence, and also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining their independence, and has satisfied itself with respect to Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 1, 2014 for filing with the Commission.

Audit Committee:

Stephen E. Watson, Chair
John Schlifske
Stephanie A. Streeter
Nina G. Vaca

ITEM TWO

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2014. This selection is being presented to you for your ratification. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2014. We have been advised by Ernst & Young that they are independent certified public accountants with respect to us within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

A representative from Ernst & Young is expected to be present at the Annual Meeting of Shareholders, and will be available to make a statement or answer any appropriate questions during the meeting.

Fees Paid to Ernst & Young

We paid the following fees to Ernst & Young for fiscal 2013 and fiscal 2012:

	Fiscal 2013	Fiscal 2012
Audit Fees	$1,203,870	$1,203,429
Audit-Related Fees	—	—
Tax Fees	763,715	646,038
All Other Fees	—	—

Total	$1,967,585	$1,849,467

Audit Fees. Audit fees include fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q and various consultation topics. Included in Audit Fees are fees for services related to the audit of our internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002, and comfort letter issuance fees in connection with SEC filings.

Audit-Related Fees. We did not pay any Audit-Related Fees to Ernst & Young during the last two fiscal years.

Tax Fees. Tax fees for fiscal 2013 include consultations related to IRS issues, Federal Work Opportunity Tax Credit and other hiring credit matters and other miscellaneous matters.

All Other Fees. We did not pay any fees to Ernst & Young during the last two fiscal years for any other services not included in the categories listed above.

Pre-approval Policies and Procedures

Our Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination on whether non-audit services are consistent with the Commission’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and negotiates or approves all actual fees paid to the independent registered public accounting firm to ensure such services are within the parameters approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A

VOTE FOR THE RATIFICATION OF THE APPOINTMENT

OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM THREE

ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables Kohl’s shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This is often referred to as a “say-on-pay” vote. In accordance with the view expressed by our shareholders in an advisory vote at the 2011 Annual Meeting of Shareholders, our Board of Directors currently intends to provide for a “say-on-pay” vote on an annual basis. As noted above, we are pleased with our shareholders’ strong support for our executive compensation in the first three annual “say-on-pay” votes, with over 95% of the votes cast being in favor of this compensation.

As an advisory vote, the “say-on-pay” vote is not binding on Kohl’s, the Board of Directors or the Board’s Compensation Committee. However, the Board of Directors values the opinions expressed by our shareholders, and the Compensation Committee’s charter specifically states that the Committee will review all “say-on-pay” voting results and consider whether to make any adjustments to our executive compensation policies and practices in response to these results.

We believe our executive compensation program as a whole is well suited to promote Kohl’s objectives in both the short and long term. As described above in the “Compensation Discussion & Analysis” section of this proxy statement, the Compensation Committee has designed our executive compensation program to reflect its philosophy that executive compensation should be directly linked to corporate performance with the ultimate objective of increasing long-term shareholder value. The Compensation Committee’s objectives include:

•	Providing a competitive total compensation package that enables us to attract and retain key personnel;

•	Providing short-term compensation opportunities through our annual incentive program that are directly linked to corporate performance goals;

•	Providing long-term compensation opportunities through equity awards that align executive compensation with value received by our shareholders;

•	Ensuring compensation awarded to our executives is linked to our performance during the fiscal year; and

•	Promoting ownership of our stock by our executive officers in order to align the economic interests of our executive officers more closely with those of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM FOUR

SHAREHOLDER PROPOSAL: EXECUTIVES TO RETAIN SIGNIFICANT STOCK

The following shareholder proposal was submitted by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278 (the “Proponent”). The Proponent claims to beneficially own not less than 150 shares of Kohl’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting of Shareholders, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponent.

Proposal 4 — Executives To Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of shares acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company’s next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and determined by our executive pay committee. Shareholders recommend that the committee adopt a share retention percentage requirement of 50% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors would be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate our Company’s existing contractual obligations or the terms of any pay or benefit plan currently in effect.

A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.” As a sign that Kohl’s shareholders are interested in improved corporate governance, a 2013 shareholder proposal to require the chairman of our board to be an independent director received a 51% vote. Noting the Kohl’s Board of Directors’ long history of listening to shareholders, Kevin Mansell stated that the Board’s Governance Committee was expected to take this matter up in the near future, with any modifications of the company’s Corporate Governance Guidelines to be in place by the time Kohl’s next CEO is chosen, WSJ, May 16, 2013.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, said Kohl’s had Very Aggressive Accounting & Governance Risk – higher accounting and governance risk than 97% of companies. In regard to executive pay there was $11 million for Kevin Mansell and shareholders had a potential 13% stock dilution. There was also no clawback policy to recoup unearned executive pay based on fraud or error. KSS can give long-term incentive pay to our CEO for below-median performance.

In regard to our directors Stephen Watson was negatively flagged by GMI because of he was on the Eddie Bauer board when it filed for bankruptcy. Frank Sica and Peter Sommerhauser each had 25-years long-tenure which detracts from director independence. Plus Mr. Sica was overcommitted with seats on 3 other company boards and Mr. Sommerhauser received our highest negative votes (double-digits).

Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value:

Executives To Retain Significant Stock — Proposal 4

STATEMENT OF THE BOARD OF DIRECTORS IN

OPPOSITION TO THIS SHAREHOLDER PROPOSAL

After careful consideration, our Board of Directors has determined that this shareholder proposal would not enhance shareholder value and would not be in the best interests of Kohl’s and its shareholders. The Board therefore recommends that you vote AGAINST this proposal.

One of the objectives of the Board of Directors’ Compensation Committee (the “Committee”) is to promote ownership of Kohl’s stock by our executive officers. We believe long-term equity ownership aligns our executives’ economic interests with those of our shareholders, promotes a focus on Kohl’s long-term success and discourages unreasonable risk-taking. Our existing stock ownership guidelines and our carefully designed compensation program effectively align the economic interests of our executives with those of shareholders and encourage a focus on Kohl’s long-term performance.

This shareholder proposal would require executives to hold a significant portion of their equity awards for a period of time following their resignation, early retirement or termination. Proponent offers no explanation as to why stock retention after termination of an executive’s employment would contribute to the long-term value of Kohl’s. The proposal could result in the value of an executive’s equity holdings being dramatically affected by matters completely unrelated to Kohl’s performance or the executive’s actions during the period of the executive’s employment. The possibility of this unfair and arbitrary result would very likely hinder the ability of Kohl’s to attract and retain executive talent.

Pursuant to our current stock ownership guidelines, our Chief Executive Officer is required to maintain ownership of Kohl’s stock with a value equal to five times his base salary. Other principal officers and Senior Executive Vice Presidents are required to maintain ownership of Kohl’s stock with a value equal to three times their base salary. Executive Vice Presidents are required to maintain ownership of Kohl’s stock with a value equal to their base salary. Furthermore, the guidelines adopted by the Committee prohibit our NEO’s from selling more than 20% of their vested stock options and shares of Kohl’s stock owned outright in any one fiscal year. We believe these stock ownership guidelines and stock sale restrictions strike an appropriate balance between ensuring that our executives have a significant equity stake in the future of Kohl’s, while also allowing them to prudently manage their personal financial affairs.

Kohl’s anti-hedging policies complement the objectives of the stock ownership guidelines and stock sale restrictions described above. Kohl’s executives are prohibited from entering into transactions designed to result in a financial benefit if our stock price declines, or any hedging transaction involving our securities, including but not limited to the use of financial derivatives such as puts and calls, short sales or any similar transactions.

The Committee has designed our executive compensation program to reflect the Committee’s philosophy that executive compensation should be directly linked to corporate performance, with the ultimate objective of increasing long-term shareholder value. Specifically, our long-term compensation portion of this program has effectively created a direct link between executives’ compensation and long-term shareholder returns. Pursuant to our Long-Term Incentive Program, equity incentive awards made to our most senior executives are a blend of: (i) performance share units that vest in an amount contingent upon the achievement of multi-year financial performance goals, and (ii) time-vested restricted stock that vest ratably over a multi-year period. The number of shares that may be earned upon vesting of the performance share units is also subject to a modifier based on Kohl’s total shareholder return relative to its peers over the multi-year performance period. These award structures create and maintain a long-term economic stake in Kohl’s for the executives. The ultimate value of any of these long-term incentive awards is dependent not only upon the future operating performance of Kohl’s, but also upon our stock price and total shareholder returns, thereby directly aligning executives’ economic interests with those of our shareholders.

The Board of Directors believes that Kohl’s existing programs and policies effectively facilitate significant long-term stock ownership by executives and ensure that their economic interests are aligned with those of our shareholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

ITEM FIVE

SHAREHOLDER PROPOSAL: ANNUAL REPORT ON THE COSTS, BENEFITS AND SCIENTIFIC SUPPORT FOR SUSTAINABILITY INITIATIVES

The following shareholder proposal was submitted by The National Center for Public Policy Research, 501 Capitol Court, Suite 200, Washington, D.C. 20002 (the “Proponent”). The Proponent claims to beneficially own Kohl’s stock with a value exceeding $2,000. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting of Shareholders, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponent.

Whereas:

The Securities and Exchange Commission has recognized the business risk for companies from climate change regulations and legislation.

Climate change regulations may be adopted voluntarily.

To wit, the Company website states that Kohl’s “is committed to protecting and conserving the environment by seeking innovative solutions that encourage long-term sustainability.” It further states that Kohl’s “strive[s] to achieve carbon neutrality for the long-term” and voluntarily reports its “carbon footprint” to the Environmental Protection Agency and the international Carbon Disclosure Project.

Shareholders have reason to believe the Company has made strategic decisions and capital investments out of a primary concern for the environment, rather than the goal of maximizing financial returns.

Resolved:

The shareholders of Kohl’s request the Board of Directors authorize the preparation of a report, to be published by December 2014, updated annually, at a reasonable cost and excluding any proprietary information, disclosing:

1.	The specific scientific data and studies management relied upon to determine the need for policies and expenditures with environmental goals.

2.	An estimate of the costs and benefits to Kohl’s of its sustainability policy.

The report should be presented to all relevant oversight committees of the Board and posted on the Company’s website.

Supporting Statement:

We shareholders support transparency and accountability regarding Company operations and use of staff time. As Kohl’s is a for-profit corporation, we shareholders encourage Company management to make decisions guided by common business metrics rooted in capitalist principles. The Company’s current disclosures are inadequate to allow shareholders to objectively evaluate the impact upon profit of the Company’s sustainability practices.

We are concerned that Kohl’s is adhering to sustainability mandates that may adversely affect (1) Kohl’s customers, (2) shareholders, (3) suppliers and (4) the economy.

As shareholders of Kohl’s, a for-profit corporation, we encourage Company management to make decisions guided by free market capitalist ideals. This includes seeking reasonable returns on investments. Decision-making solely based upon climate change concerns might harm the Company’s long-term interests and viability.

STATEMENT OF THE BOARD OF DIRECTORS IN

OPPOSITION TO THIS SHAREHOLDER PROPOSAL

After careful consideration, our Board of Directors has determined that this shareholder proposal would not enhance shareholder value and would not be in the best interests of Kohl’s and its shareholders. The Board therefore recommends that you vote AGAINST this proposal.

Kohl’s environmental initiatives create and sustain long-term shareholder value by reducing our reliance on traditional energy sources and mitigating our exposure to potential price increases, supply shortages and future environmental-related legislative requirements. We certainly agree with the Proponent’s stated desire of maximizing financial return. The purpose (and, we believe, the effect) of our environmental policy decisions is precisely to fulfill that goal. While our environmental initiatives have the effect of protecting the environment, they also reduce our expenses. Not only are our initiatives good for the environment, they are in the best interests of Kohl’s and our shareholders.

While the Proponent selectively chose statements published by Kohl’s to suggest our strategic decisions and capital investments have been made out of a sole concern for the environment, Kohl’s sustainability initiatives create and sustain long-term shareholder value. For example, in the introduction to our 2012 Corporate Social Responsibility Report, our Chairman, President and CEO noted that our work is making the world a more “efficient place to conduct business.” The 2012 Corporate Social Responsibility Report also notes that “by leveraging technology and actively monitoring energy consumption we continue to reduce our energy footprint and drive savings to the bottom line.”

Kohl’s must purchase large amounts of energy to operate our more than 1,150 stores, 13 distribution facilities, corporate headquarters, call centers and other operational facilities. In anticipation of potential price increases, supply shortages or disruptions and more stringent regulatory requirements, we have a duty to our shareholders to proactively find opportunities to reduce our reliance on traditional energy sources – by increasing our energy efficiency and exploring the use of alternative energy sources such as the solar portfolio described in our Corporate Social Responsibility Report. The purpose of these endeavors is not “out of a primary concern for the environment” as the Proponent suggests. Rather, by increasing our energy efficiency, we can improve profitability and mitigate our exposure to future price increases or supply shortages while protecting the environment. As highlighted in our 2012 Corporate Social Responsibility Report, Kohl’s current solar portfolio allows us to purchase the energy produced by the solar arrays installed at our facilities at a cost lower than the local utility. Similar cost savings exist for our other sustainable practices too. As also described in prior Corporate Social Responsibility Reports, our recycling of everything from hangers to EAS tags and gift cards to plastic bags represents considerable cost, labor, material and transportation savings for Kohl’s. Kohl’s sustainability initiatives also allow Kohl’s to gain strategic advantage over its competitors — both in terms of operational cost savings and consumer attitudes and perceptions towards “green” issues.

The proposed report would be an imprudent use of corporate assets and would not be useful to our shareholders. The specific scientific data and studies requested by this proposal are not obtained by Kohl’s in the ordinary course of business. As a result, adoption of this proposal would require Kohl’s to spend a significant amount of capital resources to research, prepare and publish a report on “the need for policies and expenditures with environmental goals.” The feasibility, cost and burden of gathering and publishing the information requested by this proposal would not be an appropriate use of our corporate assets and the information disclosed in such a report would not be useful to our shareholders. This is especially true where, as noted above, our environmental initiatives have the effect of reducing our expenses and protecting the environment.

In sum, this proposal is unnecessary. All of Kohl’s environmental sustainability decisions promote and protect the economic future of Kohl’s and our shareholders. We do not believe that Kohl’s resources are best spent gathering and publishing scientific data and studies which will not be useful to our shareholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL 2013 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS POSTED ON OUR CORPORATE WEBSITE AT www.kohlscorporation.com. A HARD COPY WILL BE SENT TO YOU WITHOUT CHARGE UPON WRITTEN REQUEST TO OUR SECRETARY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

By Order of the Board of Directors

Richard D. Schepp,
Secretary

Menomonee Falls, Wisconsin

March 24, 2014

KOHL’S CORPORATION

N56 W17000 RIDGEWOOD DRIVE

MENOMONEE FALLS, WI 53051

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54207-P36217	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

    KOHL’S CORPORATION

ITEM 1. Election of Directors The Board of Directors recommends that you vote FOR the following nominees:

		For	Against	Abstain
Nominees:

1a.	Peter Boneparth	☐	☐	☐

1b.	Steven A. Burd	☐	☐	☐

1c.	Dale E. Jones	☐	☐	☐

1d.	Kevin Mansell	☐	☐	☐

1e.	John E. Schlifske	☐	☐	☐

1f.	Frank V. Sica	☐	☐	☐

1g.	Peter M. Sommerhauser	☐	☐	☐

1h.	Stephanie A. Streeter	☐	☐	☐

1i.	Nina G.Vaca	☐	☐	☐

1j.	Stephen E. Watson	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Vote on Proposals:	For	Against	Abstain

ITEM 2. Ratify Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm. The Board of Directors Recommends a Vote FOR Item 2.	☐	☐	☐

ITEM 3. Advisory Vote on Approval of Named Executive Officer Compensation. The Board of Directors Recommends a Vote FOR Item 3.	☐	☐	☐

ITEM 4. Shareholder Proposal: Executives to Retain Significant Stock. The Board of Directors recommends a vote AGAINST Item 4.	☐	☐	☐

ITEM 5. Shareholder Proposal: Annual Report on the Costs, Benefits and Scientific Support for Sustainability Initiatives. The Board of Directors recommends a vote AGAINST Item 5.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ANNUAL MEETING ADMISSION TICKET

Kohl’s Corporation

Annual Meeting of Shareholders

Thursday, May 15, 2014

1:00 P.M., Local Time

The Pilot House at Pier Wisconsin

500 N. Harbor Drive

Milwaukee, Wisconsin 53202

This Admission Ticket will be required to admit you to the meeting

Please write your name and address in the space provided below and present this ticket when you enter

Name:

Address:

City, State and Zip Code:

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M54208-P36217

KOHL’S CORPORATION

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint Richard D. Schepp and Kevin Mansell or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Kohl’s Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 P.M., Local Time on May 15, 2014 at The Pilot House at Pier Wisconsin, 500 N. Harbor Drive, Milwaukee, Wisconsin 53202 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AGAINST THE SHAREHOLDER PROPOSAL ON EXECUTIVES TO RETAIN SIGNIFICANT STOCK AND AGAINST THE SHAREHOLDER PROPOSAL ON ANNUAL REPORT ON THE COSTS, BENEFITS AND SCIENTIFIC SUPPORT FOR SUSTAINABILITY INITIATIVES. PROPOSALS 1, 2 AND 3 ARE BEING PROPOSED BY KOHL’S CORPORATION AND PROPOSALS 4 AND 5 ARE BEING PROPOSED BY SHAREHOLDERS OF KOHL’S CORPORATION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE